                   MORGAN STANLEY DEAN WITTER SPECTRUM SERIES
(THIS IS ONE OF TWO PROSPECTUS SUPPLEMENTS FOR THE PARTNERSHIPS IN THE SPECTRUM
                                    SERIES)

               MORGAN STANLEY DEAN WITTER SPECTRUM CURRENCY L.P.
               MORGAN STANLEY DEAN WITTER SPECTRUM COMMODITY L.P.

                            ------------------------
                                   SUPPLEMENT
                                 TO PROSPECTUS
                              DATED MARCH 6, 2000

YOU SHOULD READ THIS SUPPLEMENT TOGETHER WITH THE PROSPECTUS DATED MARCH 6, 2000. ALL PAGE AND SECTION REFERENCES IN THIS SUPPLEMENT RELATE TO THE PROSPECTUS, EXCEPT REFERENCES TO PAGES PRECEDED BY "S-," WHICH RELATE TO THIS SUPPLEMENT.

                            ------------------------

                           MORGAN STANLEY DEAN WITTER

                           DEAN WITTER REYNOLDS INC.


                 THE DATE OF THIS SUPPLEMENT IS JUNE 22 , 2000.

                               TABLE OF CONTENTS

                                                                            PAGE

Commodity Broker Change....................................................      S-1

The Offering of Units......................................................      S-1

Summary....................................................................      S-2

Risk Factors...............................................................      S-3

Conflicts of Interest......................................................      S-3

Description of Charges.....................................................      S-3

The Spectrum Series........................................................      S-3

Selected Financial Data....................................................      S-7

Management's Discussion and Analysis of Financial Condition and Results of
  Operations...............................................................      S-7

Quantitative and Qualitative Disclosures About Market Risk.................      S-9

The General Partner........................................................     S-10

The Trading Advisors.......................................................     S-12

The Commodity Brokers......................................................     S-19

Financial Statements.......................................................     S-21

                            COMMODITY BROKER CHANGE

     Commencing in June 2000, the general partner will transfer the futures and options clearing for Spectrum Currency from Carr Futures Inc. to Morgan Stanley & Co. Incorporated, an affiliate of the general partner. In addition, Morgan Stanley & Co. Incorporated, rather than Carr Futures, will act as the counterparty on all of the foreign currency forward trades for Spectrum Currency. Dean Witter will continue to act as the non-clearing commodity broker for the Spectrum Series partnerships.

     THE FOLLOWING REVISIONS TO THE "SUMMARY," "RISK FACTORS," "CONFLICTS OF INTEREST," "DESCRIPTION OF CHARGES," AND "THE COMMODITY BROKERS" SECTIONS OF THE PROSPECTUS RELATE TO THE COMMODITY BROKER CHANGE DESCRIBED ABOVE.

                             THE OFFERING OF UNITS

     As of the date of this supplement, the initial closing for Spectrum Currency has not been held and, accordingly, it has not commenced trading operations. It is presently anticipated that the initial closing will be held on June 30, 2000, with trading to commence immediately thereafter.

                                    SUMMARY

     THE FOLLOWING UPDATES AND REPLACES THE INFORMATION UNDER "ORGANIZATIONAL CHART" ON PAGE 5.

                              ORGANIZATIONAL CHART

     Following is an organizational chart, which shows the relationships among the various parties involved with this offering. With the exception of the trading advisors for Spectrum Currency, all parties are affiliates of Morgan Stanley Dean Witter & Co.

wholly-owned                 Morgan Stanley Dean
                                 Witter & Co.
      wholly-owned                                            wholly-owned
                                                                             general          25 other
      Dean Witter                                           Demeter        partnership        commodity
                                                        GENERAL PARTNER     interest           pools*

                             Selling Agreement
   SELLING AGENT AND
  NON-CLEARING COMMODITY
          BROKER
                                                      general partnership
                             Customer Agreement              interest          Management Agreements

                                          Spectrum Currency
                                          Spectrum Commodity
   Customer Agreement

                             Customer Agreement      Management Agreements
                               F/X Agreement
                                                        Trading Advisors
     Morgan Stanley
          and
Morgan Stanley International**
   CLEARING COMMODITY
        BROKERS

------------------

     *Demeter presently serves as general partner for 25 other commodity pools. Dean Witter acts as the non-clearing commodity broker for all of the pools. Morgan Stanley acts as clearing commodity broker for all but one of the pools, and Morgan Stanley International serves as the clearing commodity broker for trades of such pools that take place on the London Metal Exchange. Dean Witter also serves as selling agent for all of the pools managed by Demeter. All of the pools, including the partnerships, are managed and traded independently of one another.


     **Morgan Stanley International serves as clearing commodity broker to Spectrum Commodity, but not Spectrum Currency, which does not trade on the London Metal Exchange.

                                  RISK FACTORS

     THE RISK FACTOR "TRADING AND PERFORMANCE RISKS -- THE UNREGULATED NATURE OF THE FORWARDS MARKETS CREATES COUNTERPARTY RISKS THAT DO NOT EXIST IN FUTURES TRADING ON EXCHANGES," ON PAGES 10-11 OF THE PROSPECTUS, SHOULD NOW BE READ AS APPLYING TO MORGAN STANLEY, RATHER THAN CARR FUTURES.

                             CONFLICTS OF INTEREST

     THE FOLLOWING CONFLICT IS ADDED TO "CONFLICTS OF INTEREST" ON PAGES 13-15.

     THE GENERAL PARTNER HAS A DISINCENTIVE TO REPLACE THE COMMODITY BROKERS. The general partner has a disincentive to replace Dean Witter, Morgan Stanley, and Morgan Stanley International because they are affiliates of the general partner and receive compensation for serving as the partnerships' commodity brokers. In connection with this conflict of interest, you should understand that Dean Witter receives a monthly flat-rate brokerage fee from each partnership for serving as the partnership's non-clearing commodity broker. From its brokerage fee, Dean Witter pays or reimburses each partnership for the transaction fees and costs charged by Morgan Stanley and reimburses Spectrum Commodity for the transaction fees and costs charged by Morgan Stanley International for acting as the partnership's clearing commodity brokers. Also, Morgan Stanley, as the counterparty on Spectrum Currency's foreign currency forward trades, will attempt to earn a mark-up, spread, or other profit on each foreign currency forward contract trade which is separate from the flat-rate brokerage fees paid by the partnership to Dean Witter.

     The general partner reviews the brokerage arrangements, including foreign currency forward contracts, annually to ensure that they are fair, reasonable and competitive, and that they represent the best price and services available, taking into consideration the size and trading activity of each partnership and the services provided, and the costs, expenses, and risk borne, by Dean Witter and the general partner.

                             DESCRIPTION OF CHARGES

     THE FOLLOWING REPLACES THE SECOND PARAGRAPH ON PAGE 19.

COMMODITY BROKERS

     From the flat-rate brokerage fees received from the partnerships, Dean Witter will pay or reimburse the partnerships for all fees and costs of Morgan Stanley and Morgan Stanley International in executing trades on behalf of the partnerships, including floor brokerage fees, exchange fees, clearinghouse fees, National Futures Association fees, "give up" fees, any taxes (other than income taxes), any third party clearing costs incurred by Morgan Stanley and Morgan Stanley International, and costs associated with taking delivery on futures contracts. Morgan Stanley will act as principal for its own account on Spectrum Currency's foreign currency forward contract trades and it will attempt to earn a profit on each foreign currency forward contract trade that is not paid or reimbursed by Dean Witter.

                              THE SPECTRUM SERIES

     THE FOLLOWING UPDATES AND REPLACES THE FOURTH PARAGRAPH UNDER "THE SPECTRUM SERIES -- GENERAL" ON PAGE 22.

     Following is a summary of information relating to the sale of units of Spectrum Commodity through March 31, 2000:

                                                                                                      NUMBER
                                                                     LIMITED          GENERAL           OF
                                UNITS         UNITS AVAILABLE        PARTNER          PARTNER         LIMITED
                                 SOLD            FOR SALE         CONTRIBUTIONS    CONTRIBUTIONS     PARTNERS
                            --------------    ---------------    --------------    -------------     --------
                                                                        $                $
Spectrum Commodity.......   4,206,683.176       6,988,810.456       41,320,823         430,000         2,618

     THE FOLLOWING UPDATES AND REPLACES THE PERFORMANCE INFORMATION UNDER "THE SPECTRUM SERIES -- PERFORMANCE RECORDS" ON PAGES 24-26.

PERFORMANCE RECORDS

     A summary of performance information for Spectrum Commodity from its commencement of trading through March 31, 2000 is set forth in Capsule I below. All performance information has been calculated on an accrual basis in accordance with generally accepted accounting principles. You should read the footnotes on page 26, which are an integral part of the following capsules.

     Since Spectrum Currency has not commenced trading operations as of the date of this supplement, no performance information is available for that partnership. Instead, Capsule II below provides the actual annual and year-to-date performance information for Dean Witter Cornerstone IV, which is another currency-only fund operated by the general partner and traded by JWH and Sunrise, the same trading advisors that will trade for Spectrum Currency. JWH and Sunrise will trade for Spectrum Currency using the same trading strategies that they employ for Cornerstone IV.

     You are cautioned that the information set forth in each capsule is not indicative of, and has no bearing on, any trading results that may be attained by any partnership in the future. Past results are not a guarantee of future results. We cannot assure you that a partnership will be profitable or will avoid incurring substantial losses. You should also note that interest income may constitute a significant portion of a partnership's total income and may generate profits where there have been realized or unrealized losses from futures, forwards, or options trading.

                                                                       CAPSULE I
                       PERFORMANCE OF SPECTRUM COMMODITY

Type of pool: publicly-offered fund
Inception of trading: January 2, 1998
Aggregate subscriptions: $41,750,823
Current capitalization: $22,591,461
Current net asset value per unit: $7.65
Worst monthly % drawdown: (9.09)% (November 1998)
Worst month-end peak-to-valley drawdown: (38.60)% (13 Months, February 1998-February 1999)
Cumulative return since inception: (23.50)%

                                                              MONTHLY PERFORMANCE
                                                    ----------------------------------------
                          MONTH                       2000              1999           1998
        -----------------------------------------   ----------         ------         ------
                                                       %                 %              %
        January..................................       3.02            (1.52)          1.30
        February.................................      (3.19)           (3.86)         (5.92)
        March....................................       0.79             8.68           0.10
        April....................................                        2.37          (2.41)
        May......................................                       (5.92)         (6.87)
        June.....................................                        4.45          (3.23)
        July.....................................                        0.44          (6.44)
        August...................................                        6.15          (7.90)
        September................................                        4.55           7.19
        October..................................                       (2.77)         (3.48)
        November.................................                        0.54          (9.09)
        December.................................                        2.70          (3.38)
        Compound Annual/Period
            Rate of Return.......................       0.53            15.83         (34.30)

                                                    (3 months)

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                                                                      CAPSULE II
                         PERFORMANCE OF CORNERSTONE IV

Type of pool: publicly-offered fund
Inception of trading: May 1987
Aggregate subscriptions: $168,108,613
Current capitalization: $96,056,596
Current net asset value per unit: $4,648.19
Worst monthly % drawdown past five years: (7.65)% (January 1995)
Worst monthly % drawdown since inception: (21.04)% (September 1989)
Worst month-end peak-to-valley past five years: (37.85)% (18 months, August 1993-January 1995)
Worst month-end peak-to-valley since inception: (45.21)% (3 months, July 1989-September 1989)
Cumulative return since inception: 376.74%

                                                                 MONTHLY PERFORMANCE
                      ---------------------------------------------------------------------------------------------------------
      MONTH            2000       1999       1998       1997       1996       1995       1994       1993       1992       1991
------------------    ------     ------     ------     ------     ------     ------     ------     ------     ------     ------
                        %          %          %          %          %          %          %          %          %          %
January...........      1.52      (2.37)     (1.58)      5.34       3.19      (7.65)     (1.12)     (5.29)     (9.64)    (10.12)
February..........     (1.70)      0.84      (3.16)      6.55      (5.78)      6.27      (2.75)     12.92      (7.40)     (6.91)
March.............     (0.55)      2.23       2.51       1.45       2.80      27.02       0.29      (2.55)      1.60      26.00
April.............                 1.19      (3.44)      1.23       2.97       2.39      (3.19)      0.03      (6.40)      1.83
May...............                (1.37)      4.89      (5.54)      1.19      (4.83)     (3.65)      3.95       2.71       1.24
June..............                (0.67)     11.31       1.36      (0.23)     (0.62)      6.72       0.92      15.10       9.45
July..............                (5.28)      0.37       8.45      (3.51)     (1.06)     (4.21)      5.87       7.47      (9.47)
August............                 1.27       0.78       2.68      (2.69)      5.49      (3.57)     (5.57)     17.26      (8.50)
September.........                 2.39      (3.11)      0.45       0.32      (0.06)      1.66      (2.10)     (4.21)      6.69
October...........                (3.77)      4.86       3.12       8.80       0.74       4.93      (7.48)     (0.99)     (5.29)
November..........                 5.29      (4.24)      4.15       4.25      (2.57)     (6.82)     (7.50)      0.60       5.26
December..........                (0.42)     (1.49)      4.38       1.76      (0.52)     (2.73)     (0.78)     (2.40)     27.40
Compound Annual/
 Period Rate of
 Return...........     (0.75)     (1.13)      6.80      38.41      12.97      22.96     (14.27)     (9.12)     10.37      33.52

                      (3 months)


      MONTH          1990       1989       1988       1987
------------------  ------     ------     ------     ------
                      %          %          %          %
January...........    3.15      15.72     (18.14)
February..........    1.37     (14.64)      0.93
March.............    6.09       3.44       5.06
April.............    3.01       1.84       3.41
May...............   (8.53)     12.56      25.38      (9.60)
June..............   12.26       0.01      12.95      (0.75)
July..............   23.25     (14.85)      6.93      (2.23)
August............    8.65     (18.51)      3.96     (12.61)
September.........   (3.02)    (21.04)     (4.46)      0.00
October...........   11.07       4.47       1.56      13.82
November..........   (1.11)     11.40       8.77      11.80
December..........   (5.74)     14.97      (7.80)     13.39
Compound Annual/
 Period Rate of
 Return...........   57.77     (14.12)     37.51      10.61
                                                     (8 months)

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

     Capsule II-A below is a pro forma of Capsule II, adjusted to reflect the actual brokerage, management, and incentive fees to be paid by Spectrum Currency, rather than those which were paid by Cornerstone IV. The footnotes following Capsule II-A are an integral part of Capsule II-A.

     You are cautioned that the performance information set forth in the following capsule performance summary is not indicative of, and has no bearing on, the performance results that may be attained by Spectrum Currency in the future. Past results are not a guarantee of future results. We cannot assure you that Spectrum Currency will be profitable or will avoid incurring substantial losses. You should also note that interest income may constitute a significant portion of Spectrum Currency's total income and may generate profits where there have been realized or unrealized losses from futures, forwards, and options trading.

                                                                    CAPSULE II-A

                    PRO FORMA PERFORMANCE OF CORNERSTONE IV

Worst monthly % drawdown: (20.32)% (January 1988)
Worst month-end peak-to-valley drawdown: (43.60)% (3 months, July 1989-September
1989)
Cumulative return since inception: 384.65%

                                                                 MONTHLY PERFORMANCE
                      ---------------------------------------------------------------------------------------------------------
      MONTH            2000       1999       1998       1997       1996       1995       1994       1993       1992       1991
------------------    ------     ------     ------     ------     ------     ------     ------     ------     ------     ------
                        %          %          %          %          %          %          %          %          %          %
January...........      1.59      (3.02)     (1.85)      5.33       3.18      (7.45)     (1.16)     (6.08)    (11.25)    (10.94)
February..........     (1.89)      0.73      (4.07)      6.33      (5.81)      6.33      (2.63)     14.75      (8.58)     (6.68)
March.............     (0.49)      2.55       2.76       1.15       2.70      27.16       0.46      (2.73)      2.06      28.71
April.............                 1.18      (4.25)      0.89       3.08       2.12      (3.23)      0.28      (6.42)      1.80
May...............                (1.83)      5.30      (5.58)      1.13      (4.99)     (3.71)      4.47       3.14       1.30
June..............                (0.59)     11.66       1.35      (0.17)     (0.83)      6.99       1.27      17.70      10.08
July..............                (5.30)      0.03       8.35      (3.53)     (1.26)     (4.25)      6.19       8.05     (10.89)
August............                 1.14       0.53       2.03      (2.73)      5.43      (3.54)     (6.67)     17.37      (8.29)
September.........                 2.47      (3.85)      0.18       0.52      (0.19)      1.72      (1.99)     (4.68)      7.05
October...........                (3.90)      5.45       2.57       8.89       0.49       4.93      (7.26)     (1.32)     (5.01)
November..........                 5.10      (5.30)      3.98       4.17      (2.79)     (6.73)     (7.19)      0.55       5.39
December..........                (0.24)     (1.98)      4.25       1.81      (0.71)     (2.71)     (0.57)     (2.70)     28.91
Compound Annual/
 Period Rate of
 Return...........     (0.82)     (2.18)      3.09      34.68      13.14      21.34     (13.78)     (7.54)      9.78      37.10
                      (3 months)


      MONTH          1990       1989       1988       1987
------------------  ------     ------     ------     ------
                      %          %          %          %
January...........    3.64      17.65     (20.32)
February..........    1.36     (17.29)      1.00
March.............    6.08       4.14       5.83
April.............    3.05       1.94       3.80
May...............   (7.89)     14.32      27.74     (10.64)
June..............   13.16       0.18      13.33      (0.31)
July..............   22.06     (14.37)      6.91      (2.05)
August............    9.71     (17.75)      3.94     (12.21)
September.........   (3.22)    (19.92)     (5.26)     (0.22)
October...........   11.73       4.92       1.99      13.83
November..........   (1.33)     11.66       9.55      11.17
December..........   (6.51)     15.74      (9.00)     13.95
Compound Annual/
 Period Rate of
 Return...........   59.88      (9.52)     36.99      10.22
                                                     (8 months)

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                            SELECTED FINANCIAL DATA

     THE FOLLOWING UPDATES AND REPLACES "SELECTED FINANCIAL DATA" ON PAGE 28.

     The following are the results of operations for Spectrum Commodity for the periods indicated. Since Spectrum Currency has net yet commenced trading operations, comparable financial information is not available.

                               SPECTRUM COMMODITY

              (FORMERLY, MORGAN STANLEY TANGIBLE ASSET FUND L.P.)

                                                                                      FOR THE PERIOD FROM
                                                                        FOR THE       JANUARY 2, 1998
                                    FOR THE           FOR THE         YEAR ENDED      (COMMENCEMENT OF
                                  QUARTER ENDED     QUARTER ENDED     DECEMBER 31,     OPERATIONS) TO
                                  MARCH 31, 2000    MARCH 31, 1999       1999         DECEMBER 31, 1998
                                  --------------    --------------    ------------    --------------------
                                       $                 $
REVENUES                          (UNAUDITED)       (UNAUDITED)            $                 $
  Trading Profit (loss):
     Realized...................     1,395,164            34,855        3,003,270          (11,870,063)
     Net change in unrealized...    (1,098,518)          796,011        1,178,071             (635,643)
                                    ----------        ----------       ----------         ------------
       Total Trading Results....       296,646           830,866        4,181,341          (12,505,706)
  Interest income (Morgan
     Stanley)...................       256,714           208,595          864,383            1,265,793
                                    ----------        ----------       ----------         ------------
       Total Revenues...........       553,360         1,039,461        5,045,724          (11,239,913)
                                    ----------        ----------       ----------         ------------
EXPENSES
  Brokerage fees (Morgan Stanley
     and Morgan Stanley
     International).............       213,906           215,094          852,484            1,176,024
  Management fees (MSDWCM)......       146,511           147,325          583,893              805,496
  Service fee (Demeter).........        58,604            58,930          233,558              322,198
                                    ----------        ----------       ----------         ------------
       Total Expenses...........       419,021           421,349        1,669,935            2,303,718
                                    ----------        ----------       ----------         ------------
NET INCOME (LOSS)...............       134,339           618,112        3,375,789          (13,543,631)
                                    ----------        ----------       ----------         ------------
                                    ----------        ----------       ----------         ------------
NET INCOME (LOSS) ALLOCATION:
Limited partners................       132,513           609,955        3,330,798          (13,398,948)
General partner.................         1,826             8,157           44,991             (144,683)

NET INCOME (LOSS) PER UNIT
Limited partners................           .04               .19             1.04                (3.43)
General partner.................           .04               .19             1.04                (3.43)

TOTAL ASSETS AT END OF PERIOD...    23,095,446        24,175,620       24,048,757           25,962,970
TOTAL NET ASSETS AT END OF
  PERIOD........................    22,591,461        23,657,651       23,640,470           24,908,316
NET ASSET VALUE PER UNIT AT END
  OF PERIOD.....................
Limited partners................          7.65              6.76             7.61                 6.57
General partner.................          7.65              6.76             7.61                 6.57

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING UPDATES, FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999, AND SUPPLEMENTS THE INFORMATION FOR SPECTRUM COMMODITY UNDER THE CAPTION "RESULTS OF OPERATIONS" ON PAGES 31-32. SINCE SPECTRUM CURRENCY HAS NOT YET COMMENCED TRADING OPERATIONS, COMPARABLE FINANCIAL INFORMATION IS NOT AVAILABLE.

     For the Quarter Ended March 31, 2000. For the quarter ended March 31, 2000, Spectrum Commodity posted an increase in net asset value per unit. The most significant gains of approximately 4.3% were recorded primarily during January and February in the energy markets from long futures positions in crude oil and its refined products as oil prices increased on concerns about future output levels from the world's leading producer countries amid dwindling stockpiles and increasing demand. In the agricultural markets, gains of approximately 2.1% were recorded earlier in January from long positions in corn and soybean futures, as prices moved higher on increasing concerns for dryness in Brazil, subsequent crop damage and a surprise cut in year-end stocks. During March, gains were recorded from long futures positions in corn, soybeans and soybean related products, as prices in these markets increased amid fears of a drought this summer. These gains were partially offset by losses of approximately 2.8% recorded in the metals markets from long aluminum and copper futures positions, as prices reversed lower earlier in February due primarily to technically based selling. Aluminum and copper prices dipped further later in February led downward by falling prices of other base metals. Losses were recorded during March from long gold futures positions, as gold prices fell on fears that the French central bank could decide to sell some of its reserves. In soft commodities, losses of approximately 2.3% were recorded primarily during January and February from long coffee futures positions, as coffee prices declined in the wake of forecasts for a bumper crop in Brazil. Long positions in sugar futures also incurred losses during January and February as prices dropped amid sustained fears of a global supply surplus.

     For the quarter ended March 31, 2000, Spectrum Commodity's total trading revenues, including interest income, were $553,360. Total expenses for the quarter ended March 31, 2000 were $419,021, resulting in net income of $134,339. The value of a unit increased from $7.61 at December 31, 1999 to $7.65 at March 31, 2000.

     For the Quarter Ended March 31, 1999. For the quarter ended March 31, 1999, Spectrum Commodity posted an increase in net asset value per unit. Spectrum Commodity's long-only trading approach recorded its most significant gains of approximately 6.5% in the energy markets primarily during March from long futures positions in crude oil and its refined products, heating oil and unleaded gasoline, as oil prices moved considerably higher. The substantial recovery in oil prices during March was largely attributed to the news that both OPEC and non-OPEC countries had reached an agreement to cut total output by approximately two million barrels a day beginning April 1, 1999. Additional gains of approximately 0.5% were recorded in the livestock markets throughout the quarter from long positions in feeder and live cattle futures, as prices moved higher on plans for government aid programs to help struggling farmers. A portion of Spectrum Commodity's overall gains for the quarter was offset by losses of approximately 2.0% experienced in soft commodities largely from long positions in cocoa, sugar, and coffee futures, as prices in these markets declined significantly throughout the quarter amid fears that economic turmoil in Brazil would lead them to flood the market with increased exports. Additional losses were recorded from long positions in orange juice futures during February, as prices plummeted to a 13-month low in response to a USDA report that unexpectedly raised Florida and U.S. crop estimates. In the metals markets, losses of approximately 1.0% were recorded mainly from long copper futures positions during January, as prices declined on reports of a large rise in copper warehouse stocks. Smaller losses of approximately 0.7% were experienced in the agricultural markets during January and February primarily from long positions in soybean and soybean oil futures, as prices in these markets moved lower due to beneficial growing weather in South America and speculation that Brazil would increase exports to aid its ailing economy.

     For the quarter ended March 31, 1999, Spectrum Commodity's total trading revenues, including interest income, were $1,039,461. Total expenses for the quarter ended March 31, 1999 were $421,349, resulting in net income of $618,112. The value of a Unit increased from $6.57 at December 31, 1998 to $6.76 at March 31, 1999.

                    QUANTITATIVE AND QUALITATIVE DISCLOSURES
                               ABOUT MARKET RISK

     THE FOLLOWING UPDATES AND SUPPLEMENTS THE INFORMATION FOR SPECTRUM COMMODITY UNDER THE CAPTION "SPECTRUM COMMODITY'S VALUE AT RISK IN DIFFERENT MARKET SECTORS" ON PAGE 33. SINCE SPECTRUM CURRENCY HAS NET YET COMMENCED TRADING OPERATIONS, COMPARABLE INFORMATION IS NOT AVAILABLE.

SPECTRUM COMMODITY'S VALUE AT RISK IN DIFFERENT MARKET SECTORS

     The following table indicates the VaR associated with Spectrum Commodity's open positions, as a percentage of total net assets, by primary market risk category as of March 31, 2000 and 1999.

SPECTRUM COMMODITY:

     As of March 31, 2000 and 1999, Spectrum Commodity's total capitalization was approximately $23 million and $24 million, respectively.

                                                                     VAR
                                                                  MARCH 31,
                                                             --------------------
                           MARKET CATEGORY                    2000        1999
            ----------------------------------------------   --------    --------
                                                                %           %
            Commodity.....................................     (2.10)      (1.78)
            Aggregate Value at Risk.......................     (2.10)      (1.78)

     Aggregate Value at Risk, listed above, represents the aggregate VaR of all open positions and not the sum of the VaR of the individual market categories. Aggregate VaR will be lower as it takes into account correlation among the different positions and categories.

     The table above represents the VaR of Spectrum Commodity's open positions at March 31, 2000 and 1999 only and is not necessarily representative of either the historic or future risk of an investment in that partnership. Because the only business of the partnership is the speculative trading of futures and forwards, the composition of the partnership's trading portfolio can change significantly over any given time period, or even within a single trading day. Any changes in open positions could positively or negatively materially impact market risk as measured by VaR.

     The table below supplements the March 31, 2000 VaR (set forth above) by presenting Spectrum Commodity's high, low and average VaR, as a percentage of total net assets, for the four quarterly reporting periods from April 1, 1999 through March 31, 2000.

                               SPECTRUM COMMODITY

                    MARKET CATEGORY                  HIGH           LOW          AVERAGE
          -----------------------------------        -----         -----         -------
                                                       %             %             %
          Commodity..........................        (2.10)        (1.78)         (1.95)
          Aggregate Value at Risk............        (2.10)        (1.78)         (1.95)

     THE FOLLOWING UPDATES AND SUPPLEMENTS THE INFORMATION FOR SPECTRUM COMMODITY UNDER THE CAPTION "QUALITATIVE DISCLOSURES REGARDING PRIMARY TRADING RISK EXPOSURES" ON PAGES 34-35. SINCE SPECTRUM CURRENCY HAS NOT YET COMMENCED TRADING OPERATIONS, COMPARABLE INFORMATION IS NOT AVAILABLE.

QUALITATIVE DISCLOSURES REGARDING PRIMARY TRADING RISK EXPOSURES

SPECTRUM COMMODITY

     The following were the primary trading risk exposures of Spectrum Commodity as of March 31, 2000, by market sector. It may be anticipated however, that these market exposures will vary materially over time.

Commodity

     Metals. Spectrum Commodity's primary metals market exposure is to fluctuations in the price of gold and silver. Spectrum Commodity will from time to time trade base metals such as copper, nickel, aluminum and zinc however, the principal market exposures of Spectrum Commodity have consistently been in precious metals, gold and silver, and, to a much lesser extent, platinum. Exposure was evident in the gold market as gold prices were volatile during the quarter. Silver prices have remained volatile over this period, and the trading advisor has, from time to time, taken positions as market opportunities develop. The general partner anticipates that gold and silver will remain the primary metals market exposure for Spectrum Commodity.

     Soft Commodities and Agriculturals. On March 31, 2000, Spectrum Commodity had exposure in the markets that comprise these sectors. Most of the exposure was in the coffee, corn, cotton and livestock markets. Supply and demand inequalities, severe weather disruption and market expectations affect price movements in these markets.

     Energy. On March 31, 2000, Spectrum Commodity's energy exposure was shared by futures contracts in the oil and natural gas markets. Price movements in these markets result from political developments in the Middle East, weather patterns, and other economic fundamentals. It is possible that volatility will remain high. Significant profits and losses, which have been experienced in the past, are expected to continue to be experienced in this market. Natural gas has exhibited volatility in prices resulting from weather patterns and supply and demand factors. Fluctuation in natural gas prices is expected to continue in this choppy pattern.

                              THE GENERAL PARTNER

     THE FOLLOWING UPDATES AND REPLACES THE TABLE UNDER "DESCRIPTION AND PERFORMANCE INFORMATION OF COMMODITY POOLS OPERATED BY THE GENERAL PARTNER" ON PAGE 38. THE NOTES ON PAGE 39 ARE ON INTEGRAL PART OF THE FOLLOWING TABLE.

                         DEMETER MANAGEMENT CORPORATION
 CAPSULE SUMMARY OF PERFORMANCE INFORMATION REGARDING COMMODITY POOLS OPERATED
  (EXCEPT AS OTHERWISE INDICATED, BEGINNING JANUARY 1, 1995 THROUGH MARCH 31,
                                     2000)

                                                                                            CURRENT        CURRENT
                                                                                             TOTAL        NET ASSET
                                             START        CLOSE         AGGREGATE          NET ASSET      VALUE PER
           FUND TYPE/FUND(1)                DATE(2)      DATE(3)      SUBSCRIPTION(4)      VALUE(5)        UNIT(6)
----------------------------------------    --------     --------     ---------------     -----------     ----------
                                                                            $                  $              $

PUBLICLY-OFFERED FUNDS WITH ONE ADVISOR WITHOUT "PRINCIPAL PROTECTION"
Dean Witter Commodity Partners              Jan-81       Dec-88           9,648,397           739,757        488.29
Columbia Futures Fund(11)                   Jul-83       N/A             29,276,299         8,041,990      2,862.48
DW Diversified Futures Fund L.P.(12)        Apr-88       N/A            206,815,107        87,546,589        994.28
DW Multi-Market Portfolio L.P.(13)          Sep-88       N/A            252,526,000         7,890,884      1,144.32
DW Diversified Futures Fund II L.P.         Jan-89       N/A             13,210,576         7,879,795      2,644.34
DW Diversified Futures Fund III L.P.        Nov-90       N/A            126,815,755        47,040,511      1,653.93
DW Portfolio Strategy Fund L.P.(14)         Feb-91       N/A            143,522,564       100,075,440      2,366.68
DWFCM International Access Fund L.P.        Mar-94       N/A             68,115,440        35,238,325      1,461.02
Morgan Stanley Dean Witter                  Nov-94       N/A             64,340,354        58,704,709         16.62
 Spectrum Global Balanced L.P. (15)
Morgan Stanley Dean Witter Charter
 Graham L.P.                                Mar-99       N/A             23,585,405        22,496,979         10.33
Morgan Stanley Dean Witter Charter
 Millburn L.P.                              Mar-99       N/A             30,269,514        24,361,151          8.82
Morgan Stanley Dean Witter Charter
 Welton L.P.                                Mar-99       N/A             27,880,862        24,454,512          8.86
PUBLICLY-OFFERED FUNDS WITH MORE THAN ONE ADVISOR WITHOUT "PRINCIPAL PROTECTION"
DW Cornerstone Fund I                       Jan-85       Dec-91          19,122,276           281,303        456.80
DW Cornerstone Fund II                      Jan-85       N/A             65,653,270        24,794,568      3,938.32
DW Cornerstone Fund III                     Jan-85       N/A            137,132,762        31,224,574      3,001.00
DW Cornerstone Fund IV                      May-87       N/A            168,108,613        96,056,596      4,648.19
Morgan Stanley Dean Witter                  Aug-91       N/A            294,176,684       211,718,422         21.68
 Spectrum Select L.P.(16)
DW Global Perspective Portfolio L.P.        Mar-92       N/A             67,424,535        13,261,553        939.01
DW World Currency Fund L.P.                 Apr-93       N/A            114,945,830        17,483,232        939.61
Morgan Stanley Dean Witter                  Nov-94       N/A            113,581,129        87,835,285         12.41
 Spectrum Strategic L.P.
Morgan Stanley Dean Witter                  Nov-94       N/A            313,547,137       262,794,198         14.68
 Spectrum Technical L.P.
PUBLICLY-OFFERED FUNDS WITH ONE ADVISOR WITH "PRINCIPAL PROTECTION"
DW Principal Guaranteed Fund III L.P.       Jul-89       Sep-95         126,263,000         7,022,437      1,000.00
DW Principal Plus Fund L.P.(17)             Feb-90       N/A            109,013,535        42,022,954      1,845.17
PUBLICLY-OFFERED FUNDS WITH MORE THAN ONE ADVISOR WITH "PRINCIPAL PROTECTION"
DW Principal Guaranteed Fund II L.P.        Mar-89       Mar-96         162,203,303         4,966,449      1,056.55
PRIVATELY-OFFERED FUNDS WITH ONE ADVISOR WITHOUT "PRINCIPAL PROTECTION"
Morgan Stanley Dean Witter/                 Nov-94       N/A             36,990,990        33,044,311      2,034.09
 Chesapeake L.P.
Morgan Stanley Dean Witter/                 Feb-96       N/A             32,503,924        12,965,528        956.55
 JWH Futures Fund L.P.
PRIVATELY-OFFERED FUNDS WITH MORE THAN ONE ADVISOR WITHOUT "PRINCIPAL PROTECTION"
Morgan Stanley Dean Witter/Market Street
 Futures Fund L.P.                          Oct-98       N/A             22,416,896        11,255,916        756.16

                                          CUMULATIVE
                                            RETURN            WORST          WORST PEAK-       COMPOUND ANNUAL RATES OF RETURN(10)
                                             SINCE          MONTHLY %         TO-VALLEY       -------------------------------------
           FUND TYPE/FUND(1)              INCEPTION(7)      DRAWDOWN(8)      DRAWDOWN(9)        2000          1999          1998
----------------------------------------  -------------     ------------     ------------     ---------     ---------     ---------
                                               %                %                 %               %             %             %
PUBLICLY-OFFERED FUNDS WITH ONE ADVISOR WITHOUT "PRINCIPAL PROTECTION"
Dean Witter Commodity Partners                 (51.37)         (34.48)            (64.23)
                                                                 7/88         4/86-12/88
Columbia Futures Fund(11)                      192.09          (17.54)            (48.63)         (1.30)        (8.54)        12.01
                                                                 4/86         7/83-12/86      (3 months
DW Diversified Futures Fund L.P.(12)           294.23          (12.85)            (24.86)          3.22        (11.14)         6.22
                                                                 5/90          5/95-6/96      (3 months
DW Multi-Market Portfolio L.P.(13)              14.43          (13.26)            (29.84)          4.02         (8.77)         5.63
                                                                 2/96          5/95-6/96      (3 months
DW Diversified Futures Fund II L.P.            164.43          (13.41)            (25.62)          3.45         (9.50)         5.22
                                                                 8/89          5/95-6/96      (3 months
DW Diversified Futures Fund III L.P.            65.39          (13.62)            (27.00)          3.69        (10.56)         5.39
                                                                 1/92          5/95-6/96      (3 months
DW Portfolio Strategy Fund L.P.(14)            136.67          (14.40)            (25.65)         (2.19)        (6.85)         9.46
                                                                 1/92          1/92-4/92      (3 months
DWFCM International Access Fund L.P.            46.10          (12.87)            (22.84)          3.33         (9.21)         5.07
                                                                 1/95          7/94-1/95      (3 months
Morgan Stanley Dean Witter                      66.20           (7.92)            (10.64)          3.10          0.75         16.36
 Spectrum Global Balanced L.P. (15)                              2/96          2/96-5/96      (3 months
Morgan Stanley Dean Witter Charter
 Graham L.P.                                     3.30           (8.00)             (9.80)          0.39          2.90
                                                                 3/99          3/99-5/99      (3 months)    (10 months)
Morgan Stanley Dean Witter Charter
 Millburn L.P.                                 (11.80)         (12.69)            (16.79)         (4.96)        (7.20)
                                                                10/99          7/99-3/00      (3 months)    (10 months)
Morgan Stanley Dean Witter Charter
 Welton L.P.                                   (11.40)          (7.70)            (22.20)         (0.78)       (10.70)
                                                                 3/99         3/99-10/99      (3 months)    (10 months)
PUBLICLY-OFFERED FUNDS WITH MORE THAN ONE ADVISOR WITHOUT "PRINCIPAL PROTECTION"
DW Cornerstone Fund I                          (53.15)         (20.88)            (64.47)
                                                                 8/91          4/86-8/91
DW Cornerstone Fund II                         303.93          (11.74)            (32.70)         (0.67)        (5.42)        12.54
                                                                 9/89         7/88-10/89      (3 months
DW Cornerstone Fund III                        207.79          (18.28)            (32.35)         (1.46)        (6.78)         9.13
                                                                 2/89         2/89-10/89      (3 months
DW Cornerstone Fund IV                         376.74          (21.04)            (45.21)         (0.75)        (1.13)         6.80
                                                                 9/89          7/89-9/89      (3 months
Morgan Stanley Dean Witter                     116.80          (13.72)            (26.78)         (1.45)        (7.56)        14.15
 Spectrum Select L.P.(16)                                        1/92          6/95-8/96      (3 months
DW Global Perspective Portfolio L.P.            (6.10)         (12.10)            (40.90)         (3.21)        (9.83)        11.25
                                                                10/99          8/93-1/95      (3 months
DW World Currency Fund L.P.                     (6.04)          (9.68)            (46.04)         (5.43)         2.65         (2.61)
                                                                 5/95          8/93-1/95      (3 months
Morgan Stanley Dean Witter                      24.10          (18.47)            (32.10)        (21.70)        37.23          7.84
 Spectrum Strategic L.P.                                         2/00          4/97-7/98      (3 months
Morgan Stanley Dean Witter                      46.80           (9.96)            (14.08)         (1.54)        (7.51)        10.18
 Spectrum Technical L.P.                                        10/99         5/99-10/99      (3 months
PUBLICLY-OFFERED FUNDS WITH ONE ADVISOR WITH "PRINCIPAL PROTECTION"
DW Principal Guaranteed Fund III L.P.            0.00          (13.98)            (30.93)
                                                                 1/92          5/90-4/92
DW Principal Plus Fund L.P.(17)                 84.52           (7.48)            (13.08)          1.63         (3.82)        10.54
                                                                 2/96          2/96-5/96      (3 months
PUBLICLY-OFFERED FUNDS WITH MORE THAN ONE ADVISOR WITH "PRINCIPAL PROTECTION"
DW Principal Guaranteed Fund II L.P.             5.66           (5.62)            (14.69)
                                                                 1/91          8/89-4/92
PRIVATELY-OFFERED FUNDS WITH ONE ADVISOR WITHOUT "PRINCIPAL PROTECTION"
Morgan Stanley Dean Witter/                    103.41          (17.34)            (31.03)          2.30         (3.48)        19.93
 Chesapeake L.P.                                                 5/99         9/98-10/99      (3 months
Morgan Stanley Dean Witter/                     (4.35)          (9.62)            (35.12)        (11.92)       (22.29)         4.04
 JWH Futures Fund L.P.                                          10/99          7/99-3/00      (3 months
PRIVATELY-OFFERED FUNDS WITH MORE THAN ONE ADVISOR WITHOUT "PRINCIPAL PROTECTION"
Morgan Stanley Dean Witter/Market Street
 Futures Fund L.P.                             (24.38)         (10.76)            (30.00)        (22.54)        (2.63)         0.26
                                                                 3/00          3/99-3/00      (3 months )                 (3 months


           FUND TYPE/FUND(1)                 1997          1996          1995
----------------------------------------  ----------     ---------     ---------
                                              %              %             %
PUBLICLY-OFFERED FUNDS WITH ONE ADVISOR WITHOUT "PRINCIPAL PROTECTION"
Dean Witter Commodity Partners

Columbia Futures Fund(11)                      22.60         19.09         28.21

DW Diversified Futures Fund L.P.(12)           11.96         (2.66)        (4.56)

DW Multi-Market Portfolio L.P.(13)             13.28         (6.76)        (6.37)

DW Diversified Futures Fund II L.P.            11.28         (4.83)        (2.90)

DW Diversified Futures Fund III L.P.           12.29         (4.73)        (4.02)

DW Portfolio Strategy Fund L.P.(14)            11.28         25.50         25.37

DWFCM International Access Fund L.P.           26.22          3.97         21.88

Morgan Stanley Dean Witter                     18.23         (3.65)        22.79
 Spectrum Global Balanced L.P. (15)
Morgan Stanley Dean Witter Charter
 Graham L.P.

Morgan Stanley Dean Witter Charter
 Millburn L.P.

Morgan Stanley Dean Witter Charter
 Welton L.P.

PUBLICLY-OFFERED FUNDS WITH MORE THAN ONE ADVISOR WITHOUT "PRINCIPAL PROTECTION"
DW Cornerstone Fund I

DW Cornerstone Fund II                         18.05         11.47         26.50

DW Cornerstone Fund III                        10.24          8.24         27.50

DW Cornerstone Fund IV                         38.41         12.97         22.96

Morgan Stanley Dean Witter                      6.22          5.27         23.62
 Spectrum Select L.P.(16)
DW Global Perspective Portfolio L.P.           11.16          9.26         16.76

DW World Currency Fund L.P.                    39.35         12.97          2.02

Morgan Stanley Dean Witter                      0.37         (3.53)        10.49
 Spectrum Strategic L.P.
Morgan Stanley Dean Witter                      7.49         18.35         17.59
 Spectrum Technical L.P.
PUBLICLY-OFFERED FUNDS WITH ONE ADVISOR WITH "PRINCIPAL PROTECTION"
DW Principal Guaranteed Fund III L.P.                                       5.21
                                                                       (9 months
DW Principal Plus Fund L.P.(17)                15.39         (5.28)        17.98

PUBLICLY-OFFERED FUNDS WITH MORE THAN ONE ADVISOR WITH "PRINCIPAL PROTECTION"
DW Principal Guaranteed Fund II L.P.                          1.00          7.30
                                                         (3 months
PRIVATELY-OFFERED FUNDS WITH ONE ADVISOR WITHOUT "PRINCIPAL PROTECTION"
Morgan Stanley Dean Witter/                    15.38         15.23         15.80
 Chesapeake L.P.
Morgan Stanley Dean Witter/                    13.66         18.17
 JWH Futures Fund L.P.                                   (11 months)
PRIVATELY-OFFERED FUNDS WITH MORE THAN ONE ADVISOR WITHOUT "PRINCIPAL PROTECTION"
Morgan Stanley Dean Witter/Market Street
 Futures Fund L.P.


       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                              THE TRADING ADVISORS

MORGAN STANLEY DEAN WITTER SPECTRUM CURRENCY L.P.

     THE FOLLOWING UPDATES AND SUPPLEMENTS THE INFORMATION RELATING TO JOHN W. HENRY & COMPANY, INC., A TRADING ADVISOR TO SPECTRUM CURRENCY, UNDER "THE TRADING ADVISORS--MORGAN STANLEY DEAN WITTER SPECTRUM CURRENCY L.P.--1. JOHN W. HENRY & COMPANY, INC. (JWHREGISTERED)--OTHER INVESTMENT PROGRAMS OPERATED BY JWH" ON PAGES 46-48.

     As of March 31, 2000, JWH was managing approximately $71 million of client assets pursuant to its International Foreign Exchange Program, and approximately $1.6 billion in all of its programs.

     Multiple Style Programs. Multiple Style Programs involve the selection and allocation of assets among the other types of JWH investment programs on a discretionary basis. The Strategic Allocation Program is the only program offered in this category.

     The Strategic Allocation Program's objective is capital appreciation with the reduction of the volatility and risk of loss that typically would be associated with an investment in any one JWH investment program. JWH currently operates 11 investment programs; any and all of them may be included in the Strategic Allocation Program. JWH, through its Investment Policy Committee, allocates assets among different combinations of its investment programs which each have distinctive style, timing and market characteristics. The allocation of the Strategic Allocation Program's assets among the investment programs, as well as the selection of the programs used for the Strategic Allocation Program, is dynamic, changing at the discretion of the Investment Policy Committee. While JWH's individual investment programs are technical, trend-following programs, the selection of programs as well as the allocation of assets among the programs in the Strategic Allocation Program are entirely discretionary. JWH is under no obligation to include any particular investment program in the Strategic Allocation Program. Generally, the maximum allocation to an individual program will not exceed 25% of an account's assets.

     The Investment Policy Committee also monitors and adjusts on an ongoing basis the position size in relation to account equity at which the Strategic Allocation Program trades. Factors which may affect the decision to adjust position size include: ongoing program and portfolio research, portfolio volatility, recent market volatility, perceived risk exposure and subjective evaluation of general market conditions. Position size can range from 50% to 150% of standard trading levels. The Strategic Allocation Program has been trading client capital since July 1996.

     THE FOLLOWING IS ADDED TO THE INFORMATION CONTAINED IN THE SECOND PARAGRAPH ON PAGE 48, UNDER "THE WORLDWIDE BOND PROGRAM."

     Beginning in March 2000, the position size in relation to account equity was increased approximately 25%. The quantitative model underlying the program was not changed.

     THE FOLLOWING UPDATES AND REPLACES THE CAPSULE PERFORMANCE SUMMARIES RELATING TO JWH ON PAGES 49-53.

                         JOHN W. HENRY & COMPANY, INC.
                     INTERNATIONAL FOREIGN EXCHANGE PROGRAM

         Name of commodity trading advisor: John W. Henry & Company, Inc.
         Name of program: International Foreign Exchange Program
         Inception of client account trading by commodity trading advisor:
         October 1982
         Inception of client account trading in program: August 1986
         Number of open accounts: 4
         Aggregate assets overall: $1.6 billion
         Aggregate assets in program: $71.4 million
         Worst monthly decline on an individual account basis: (8.3)% -- (5/97) Worst peak-to-valley decline on an individual account basis: (35.9)% -- (9/92 - 1/95)
         2000 year-to-date return: (4.3)% (3 months)
         1999 annual return: (5.1)%
         1998 annual return: 13.9%
         1997 annual return: 71.1%
         1996 annual return: 3.7%
         1995 annual return: 16.9%

                     JOHN W. HENRY & COMPANY, INC. PROGRAMS
                       JANUARY 1, 1995 -- MARCH 31, 2000
                JWH BEGAN TRADING CLIENT CAPITAL IN OCTOBER 1982

                                                                                                                    JWH GLOBAL-
                                         FINANCIAL      ORIGINAL        GLOBAL         GLOBAL                       ANALYTICS(R)
                                        AND METALS     INVESTMENT     DIVERSIFIED     FINANCIAL     G-7 CURRENCY     FAMILY OF
NAME OF PROGRAM:                         PORTFOLIO       PROGRAM       PORTFOLIO      PORTFOLIO      PORTFOLIO       PROGRAMS
                                       -------------  -------------  -------------  -------------  --------------  -------------
Inception of Client Account Trading
 in Program:                           October 1984   October 1982     June 1988      June 1994    February 1991     June 1997
Number of Open Accounts:                    24             16              7              3              4               1
Assets Managed in Program:             $566,820,109   $178,138,841    $85,564,102    $44,421,831    $32,921,390     $21,627,649
Assets Managed in JWH:                 $1.6 billion   $1.6 billion   $1.6 billion   $1.6 billion    $1.6 billion   $1.6 billion
Worst Monthly Decline on an               (10.1)%        (14.2)%        (15.0)%        (12.5)%        (10.1)%         (5.0)%
 Individual Account Basis:                (2/96)         (11/98)        (10/99)        (5/95)         (11/98)         (4/98)
Worst Peak-to-Valley Decline on an        (36.5)%        (18.5)%        (24.1)%        (48.9)%        (31.4)%         (5.3)%
 Individual Account Basis:             (10/98-3/00)   (5/99-10/99)   (6/95-10/95)    (7/94-1/95)    (10/92-1/95)    (4/98-5/98)

                                             %              %              %              %              %               %
                                          ------         ------         ------         ------          ------         ------
2000 Year-to-Date Return (3 months):      (11.6)           2.2           (4.4)           3.0           (5.2)           (4.7)
1999 Compound Annual Rate of Return:      (18.7)         (10.7)         (11.9)           1.4            20.7            N/A
                                                                                                                       (3.6)
1998 Compound Annual Rate of Return:        7.2           10.8           23.5            9.9           (4.8)         (5 mos.)
                                                                                                                       17.6
1997 Compound Annual Rate of Return:       15.2            5.7            3.3            4.9            21.0         (7 mos.)
1996 Compound Annual Rate of Return:       29.7           22.6           26.9           32.4            14.5            N/A

1995 Compound Annual Rate of Return:       38.5           53.2           19.6           86.2            32.2            N/A

                                            JWH       INTERNATIONAL
                                          GLOBAL         CURRENCY
                                       ANALYTICSREGISTERED    AND BOND
NAME OF PROGRAM:                            99          PORTFOLIO
                                       -------------  --------------
Inception of Client Account Trading
 in Program:                            March 1999     January 1993
Number of Open Accounts:                     1              1
Assets Managed in Program:              $10,604,450    $23,099,638
Assets Managed in JWH:                 $1.6 billion    $1.6 billion
Worst Monthly Decline on an               (9.4)%          (6.3)%
 Individual Account Basis:                (10/99)         (8/97)
Worst Peak-to-Valley Decline on an        (15.6)%        (23.6)%
 Individual Account Basis:              (7/99-3/00)    (7/94-1/95)
                                             %              %
                                          ------          ------
2000 Year-to-Date Return (3 months):       (5.8)          (3.5)
                                           (7.5)
1999 Compound Annual Rate of Return:     (10 mos.)         2.3

1998 Compound Annual Rate of Return:        N/A            16.1

1997 Compound Annual Rate of Return:        N/A            17.0
1996 Compound Annual Rate of Return:        N/A            19.9
1995 Compound Annual Rate of Return:        N/A            36.5

The Notes to JWH's Programs on page 54 are an integral part of this table.

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                     JOHN W. HENRY & COMPANY, INC. PROGRAMS
                 JANUARY 1, 1995 -- MARCH 31, 2000 (CONTINUED)
                JWH BEGAN TRADING CLIENT CAPITAL IN OCTOBER 1982

                                                                                  DELEVERED YEN                         JWHII
                       THE WORLD                     WORLDWIDE      STRATEGIC      DENOMINATED                        FINANCIAL
                       FINANCIAL       DOLLAR          BOND        ALLOCATION     FINANCIAL AND                      AND METALS
NAME OF PROGRAM:      PERSPECTIVE      PROGRAM        PROGRAM        PROGRAM     METALS PROFILE     INTERRATETM       PORTFOLIO
                     -------------  -------------  -------------  -------------  ---------------  ---------------  ---------------
Inception of Client                                                               October 1995;   December 1998;   September 1991;
 Account Trading in                                                              ceased trading   ceased trading   ceased trading
 Program:             April 1987      July 1996      July 1996      July 1996         12/96            7/96             7/95
Number of Open
 Accounts:                 2              0              0              3               0                0                0
Assets Managed in
 Program:             $24,589,255        $0             $0        $549,328,787         $0               $0               $0
Assets Managed in
 JWH:                $1.6 billion   $1.6 billion   $1.6 billion   $1.6 billion    $1.6 billion     $1.6 billion          $0
Worst Monthly
 Decline on an
 Individual Account     (8.7)%         (8.4)%         (3.8)%         (7.8)%          (3.2)%           (3.1)%           (4.8)%
 Basis:                 (11/98)        (5/97)         (4/97)         (10/99)         (2/96)           (11/94)          (7/94)
Worst
 Peak-to-Valley
 Decline on an
 Individual Account     (25.9)%        (11.6)%        (6.2)%         (11.7)%         (5.1)%           (19.7)%          (12.2)%
 Basis:               (7/94-1/95)    (5/97-9/97)   (12/96-5/97)   (7/99-10/99)     (2/96-8/96)     (9/92-11/93)     (7/94-12/94)

                           %              %              %              %               %                %                %
                        ------         ------         ------         ------          ------           ------           ------
2000 Year-to-Date
 Return (3 months):      (1.6)           N/A            N/A           (1.4)            N/A              N/A              N/A
1999 Compound
 Annual Rate of
 Return:                 (1.6)           N/A            N/A           (1.5)            N/A              N/A              N/A
1998 Compound
 Annual Rate of                         (4.9)          (0.4)
 Return:                  7.2         (5 mos.)       (5 mos.)         17.0             N/A              N/A              N/A
1997 Compound
 Annual Rate of
 Return:                 10.4            6.8            9.5           13.3             N/A              N/A              N/A
1996 Compound
 Annual Rate of                         10.6           17.8           25.5                             5.79
 Return:                 40.9         (6 mos.)       (6 mos.)       (6 mos.)           9.4           (7 mos.)            N/A
1995 Compound
 Annual Rate of                                                                        0.2                              30.3
 Return:                 32.2            N/A            N/A            N/A          (3 mos.)           5.19           (7 mos.)

The Notes to JWH's Programs on page 54 are an integral part of this table.

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                     JOHN W. HENRY & COMPANY, INC. PROGRAMS
                JWH BEGAN TRADING CLIENT CAPITAL IN OCTOBER 1982

                            YEN FINANCIAL PORTFOLIO
          INCEPTION OF CLIENT ACCOUNT TRADING IN PROGRAM: January 1992
                           NUMBER OF OPEN ACCOUNTS: 0
                         ASSETS MANAGED IN PROGRAM: $0
                      ASSETS MANAGED BY JWH: $1.6 billion

                  INCEPTION         AGGREGATE                      COMPOUND                WORST                   WORST
                     OF               ASSETS                      ANNUAL RATE             MONTHLY             PEAK-TO-VALLEY
ACCOUNT NO.        TRADING       AUGUST 31, 1999                   OF RETURN              DECLINE                 DECLINE
-----------     -------------    ----------------            ---------------------    ----------------    -------------------------
                                                               %                         %                  %
   1                1/92          closed -  3/97   1997:      (3.3)    (3 mos.)        (7.3)   (7/95)     (30.5)      (4/95 - 7/96)
                                                   1996:      (8.5)
                                                   1995:      20.6
   2                1/93          closed -  1/97   1997:      (0.1)    (1 mo.)         (6.9)   (7/95)     (29.0)      (4/95 - 7/96)
                                                   1996:      (9.9)
                                                   1995:      21.0
   3                1/94          closed -  1/97   1997:      (2.4)    (1 mo.)         (6.0)   (7/95)     (26.6)      (4/95 - 7/96)
                                                   1996:     (10.9)
                                                   1995:      22.4
   4                6/94          closed -  3/97   1997:       1.4     (3 mos.)        (6.5)   (7/95)     (22.3)      (4/95 - 7/96)
                                                   1996:      (0.6)
                                                   1995:      24.2
   5                8/94          closed -  3/97   1997:      (2.4)    (3 mos.)        (7.1)   (7/95)     (30.4)      (4/95 - 7/96)
                                                   1996:      (6.0)
                                                   1995:      21.1
   6                1/95          closed -  3/97   1997:      (3.7)    (3 mos.)        (7.5)   (7/95)     (35.5)      (4/95 - 7/96)
                                                   1996:     (13.5)
                                                   1995:      13.2
   7                3/94          closed -  3/97   1997:       4.0     (3 mos.)        (6.7)   (7/96)     (15.9)      (2/96 - 7/96)
                                                   1996:       7.8
                                                   1995:      28.1
  11                11/93         closed -  8/95   1995:      20.0     (8 mos.)        (9.0)   (8/95)     (18.8)      (4/95 - 8/95)
  12                11/93         closed -  1/95   1995:      (0.6)    (1 mo.)         (6.3)   (5/94)     (16.5)      (4/94 - 1/95)
  13                12/92         closed -  3/96   1996:      (4.1)    (3 mos.)        (4.9)   (7/95)     (15.8)     (12/93 - 1/95)
                                                   1995:      31.4
  14                1/93          closed - 12/95   1995:      10.9                     (6.2)   (7/95)     (15.8)     (4/95 - 12/95)
  17                12/92         closed -  1/96   1996:       0.3     (1 mo.)         (6.0)   (7/95)     (12.4)     (4/95 - 10/95)
                                                   1995:      26.6
  18                3/94          closed -  4/96   1996:      (6.3)    (4 mos.)        (6.2)   (7/95)     (18.5)      (4/95 - 4/96)
                                                   1995:      18.5
  19                12/94         closed -  4/96   1996:      (7.8)    (4 mos.)        (6.6)   (7/95)     (21.1)      (4/95 - 4/96)
                                                   1995:      18.3
  21                6/94          closed -  3/95   1995:      48.1     (3 mos.)        (3.6)   (7/94)      (9.9)      (6/94 - 1/95)

               The Yen Financial Portfolio Closed in March 1997.

------------

The Notes to JWH's programs on page 54 are an integral part of this table.

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

     THE FOLLOWING UPDATES AND REPLACES THE CAPSULE PERFORMANCE SUMMARIES RELATING TO SUNRISE CAPITAL PARTNERS, A TRADING ADVISOR TO SPECTRUM CURRENCY, UNDER "THE TRADING ADVISORS--MORGAN STANLEY DEAN WITTER SPECTRUM CURRENCY L.P.--2. SUNRISE CAPITAL PARTNERS LLC" ON PAGES 60-61. THE NOTES ON PAGES 61-62 ARE AN INTEGRAL PART OF THE CAPSULE PERFORMANCE SUMMARIES.

                            SUNRISE CAPITAL PARTNERS
                                CURRENCY PROGRAM
               (Calculations based on Fully-Funded Subset Method)

         Name of commodity trading advisor: Sunrise Capital Partners Name of program: Sunrise Currency Program
         Inception of trading by commodity trading advisor: June 1980 Inception of trading in program: October 1985
         Number of open accounts: 4
         Aggregate assets overall: $523.9 million
         Aggregate assets in program: $58.0 million
         Largest monthly drawdown: (11.22)% -- (1/95)
         Worst peak-to-valley drawdown: (58.60)% -- (8/93 - 1/95)
         2000 year-to-date return (3 months): 4.0%
         1999 annual return: 6.2%
         1998 annual return: (1.9)%
         1997 annual return: 10.9%
         1996 annual return: 20.2%
         1995 annual return: 34.0%

                            SUNRISE CAPITAL PARTNERS
                      CIMCO-DIVERSIFIED FINANCIAL PROGRAM

         Name of commodity trading advisor: Sunrise Capital Partners Name of program: Sunrise CIMCO-Diversified Financial Program Inception of trading by commodity trading advisor: June 1980 Inception of trading in program: October 1990
         Number of open accounts: 2
         Aggregate assets overall: $523.9 million
         Aggregate assets in program: $87.9 million
         Largest monthly drawdown: (10.50)% -- (2/96)
         Worst peak-to-valley drawdown: (44.47)% -- (8/93 - 1/95) 2000 year-to-date return (3 months): (0.2)%
         1999 annual return: (0.6)%
         1998 annual return: 7.7%
         1997 annual return: (2.8)%
         1996 annual return: 26.1%
         1995 annual return: 50.9%

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                            SUNRISE CAPITAL PARTNERS
                              DIVERSIFIED PROGRAM
               (Calculations based on Fully-Funded Subset Method)

         Name of commodity trading advisor: Sunrise Capital Partners Name of program: Sunrise Diversified Program
         Inception of trading by commodity trading advisor: June 1980 Inception of trading in program: June 1980
         Number of open accounts: 23
         Aggregate assets overall: $523.9 million
         Aggregate assets in program: $54.2 million
         Largest monthly drawdown: (9.79)% -- (2/96)
         Worst peak-to-valley drawdown: (39.68)% -- (10/90 - 5/92) 2000 year-to-date return (3 months): (1.2)%
         1999 annual return: 5.8%
         1998 annual return: 17.0%
         1997 annual return: 11.3%
         1996 annual return: 21.7%
         1995 annual return: 40.0%

                            SUNRISE CAPITAL PARTNERS
                          EXPANDED DIVERSIFIED PROGRAM
               (Calculations based on Fully-Funded Subset Method)

         Name of commodity trading advisor: Sunrise Capital Partners Name of program: Sunrise Expanded Diversified Program
         Inception of trading by commodity trading advisor: June 1980 Inception of trading in program: January 1989
         Number of open accounts: 28
         Aggregate assets overall: $523.9 million
         Aggregate assets in program: $323.8 million
         Largest monthly drawdown: (8.46)% -- (1/95)
         Worst peak-to-valley drawdown: (29.82)% -- (8/93 - 4/94)
         2000 year-to-date return (3 months): (1.2)%
         1999 annual return: 4.4%
         1998 annual return: 25.8%
         1997 annual return: 20.7%
         1996 annual return: 19.3%
         1995 annual return: 11.5%

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

     THE FOLLOWING UPDATES AND REPLACES THE CAPSULE PERFORMANCE SUMMARIES RELATING TO MORGAN STANLEY DEAN WITTER COMMODITIES MANAGEMENT INC., THE TRADING ADVISOR TO SPECTRUM COMMODITY, UNDER "THE TRADING ADVISORS--MORGAN STANLEY DEAN WITTER SPECTRUM COMMODITY L.P." ON PAGES 64-65. THE FOOTNOTES ON PAGE 65 ARE AN INTEGRAL PART OF THE CAPSULE PERFORMANCE SUMMARIES.

             MORGAN STANLEY DEAN WITTER COMMODITIES MANAGEMENT INC.
                   MS COMMODITY INVESTMENT PORTFOLIO STRATEGY

         Name of commodity trading advisor: Morgan Stanley Dean Witter
         Commodities
           Management Inc.
         Name of program: MS Commodity Investment Portfolio Strategy
         Inception of client trading by commodity trading advisor: February 1993 Inception of client trading in program: May 1994
         Number of open accounts: 4
         Aggregate assets overall: $196,000,000
         Aggregate assets in program: $173,000,000
         Largest monthly % drawdown: (7.65)% -- (11/98)
         Largest peak-to-valley drawdown: (34.63)% -- (8/97 - 2/99)

MONTHLY RATES OF RETURN      2000            1999            1998            1997            1996            1995
-----------------------    -----------     -----------     -----------     -----------     -----------     -----------
                               %               %               %               %               %               %
January................         1.80           (0.82)          (1.68)           1.35           (0.70)          (0.82)
February...............        (1.09)          (3.09)          (5.48)           2.26            2.45            0.21
March..................         1.29            7.72            0.43            1.30            3.93            1.69
April..................                         1.97           (1.73)           0.29            1.64            0.34
May....................                        (3.39)          (5.86)           0.58           (0.99)          (1.17)
June...................                         4.08           (1.54)          (2.24)           0.13           (0.36)
July...................                         0.57           (5.57)           3.19           (0.12)           1.40
August.................                         4.26           (6.42)          (1.59)           4.91            1.86
September..............                         3.44            8.02            0.86           (0.95)           1.01
October................                        (1.57)          (2.03)           0.49           (0.90)           0.46
November...............                         0.16           (7.65)          (1.67)           2.36            1.49
December...............                         1.55           (2.10)          (3.53)           2.45            5.53
Compound (period)               1.99           15.27          (28.12)           1.09           14.92           12.09
  Rate of Return.......
                            (3 months)

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

             MORGAN STANLEY DEAN WITTER COMMODITIES MANAGEMENT INC.
                        MS COMMODITY YIELD FUND STRATEGY

Name of commodity trading advisor: Morgan Stanley Dean Witter Commodities Management Inc.
Name of program: MS Commodity Yield Fund Strategy
Inception of client trading by commodity trading advisor: February 1993 Inception of client trading in program: February 1993
Number of open accounts: 0
Aggregate assets overall: $196,000,000
Aggregate assets in program: None
Largest monthly % drawdown: (8.07)% -- (5/94)
Largest peak-to-valley drawdown: (16.58)% -- (11/93 - 8/94)
1998 annual return: (2.98)%
1997 annual return: (6.07)%
1996 annual return: 16.33%
1995 annual return: (3.26)%
1994 annual return: (9.25)%
1993 annual return (11 months): 16.20%

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                             THE COMMODITY BROKERS

     THE FOLLOWING REPLACES THE INFORMATION CONTAINED UNDER "THE COMMODITY BROKERS" ON PAGE 68.

DEAN WITTER REYNOLDS INC., MORGAN STANLEY & CO. INCORPORATED, AND MORGAN STANLEY & CO. INTERNATIONAL LIMITED

     Dean Witter Reynolds Inc., a Delaware corporation, acts as the partnerships' non-clearing commodity broker. Dean Witter, as the non-clearing commodity broker, holds each partnership's funds in customer segregated or secured accounts, and provides all required margin funds to the clearing commodity brokers. Morgan Stanley & Co. Incorporated, a Delaware corporation, acts as the clearing commodity broker and foreign currency forward counterparty, and Morgan Stanley & Co. International Limited serves as the clearing commodity broker for trades that take place on the London Metal Exchange. Dean Witter monitors each partnership's futures positions that Morgan Stanley reports it is carrying for any errors in trade prices or trade fill. Dean Witter also serves as the non-clearing commodity broker for all, and Morgan Stanley serves as the clearing commodity broker and foreign exchange counterparty and Morgan Stanley International serves as the clearing commodity broker with regard to any trading on the London Metal Exchange for all but one, of the other commodity pools for which Demeter serves as general partner and commodity pool operator.

     Dean Witter is a financial services company which provides to its individual, corporate and institutional clients services as a broker in securities, futures, and options, a dealer in corporate, municipal and government securities, an investment adviser, and an agent in the sale of life insurance and various other products and services. Dean Witter has its main business office at Two World Trade Center, New York, New York 10048. Dean Witter is a member firm of the New York Stock Exchange, the American Stock Exchange, the Chicago Board Options Exchange, and other major securities exchanges. Dean Witter is registered with the CFTC as a futures commission merchant and is a member of the National Futures Association in such capacity. Dean Witter is also registered with the SEC as a broker-dealer and is a member of the NASD. Dean Witter is currently servicing its clients through a network of approximately 450 offices nationwide with 12,000 financial advisors servicing individual and institutional client accounts.

     Morgan Stanley & Co. Incorporated is the clearing commodity broker for all trades for the partnerships, other than those on the London Metal Exchange for Spectrum Commodity. Morgan

Stanley has its main business office at 1585 Broadway, New York, New York 10036. Morgan Stanley is registered as a futures commission merchant, is a member of the National Futures Association and is a member of most major U.S. and foreign commodity exchanges. Morgan Stanley is registered with the SEC as a broker-dealer and is a member of the NASD.

     Morgan Stanley International, a United Kingdom corporation, acts as Spectrum Commodity's clearing commodity broker solely with regard to any trading on the London Metal Exchange. Morgan Stanley International has its main business office at 25 Cabot Square, Canary Wharf, London E14 4QA, England, is regulated by the United Kingdom Securities and Futures Authority as a member firm, and is a member of the London Metal Exchange and other securities and commodities exchanges worldwide.

     Morgan Stanley Dean Witter & Co., the parent company of Dean Witter, Morgan Stanley, and Morgan Stanley International, is a worldwide financial services firm, employing, directly and through its subsidiaries, more than 45,000 people worldwide in offices throughout the United States and 20 foreign countries. Morgan Stanley Dean Witter & Co. is a publicly-traded company listed on the New York Stock Exchange; its common stock had a market value of approximately $79.9 billion at February 29, 2000. At that date, Morgan Stanley Dean Witter & Co. had leading market positions in its three primary businesses (securities, asset management and credit services), and it ranked among the top five asset managers globally, with over $455 billion in assets under management.

BROKERAGE ARRANGEMENTS

     The partnerships' brokerage arrangements are discussed under "Conflicts of Interest" on pages 13-15 and S-3 and "Description of Charges -- Commodity Brokers" on pages 18-19 and S-3.

     The general partner will review at least annually the brokerage arrangements of each partnership to ensure that those arrangements are fair, reasonable, and competitive, and represent the best price and services available, taking into consideration:

     *   the size of the partnership;

     *   the futures, forwards, and options trading activity;

     * the services provided by the commodity brokers or any affiliate thereof to the partnership;

     * the cost incurred by the commodity brokers or any affiliate thereof in organizing and operating the partnership and offering units;

     *   the overall costs to the partnership;

     * any excess interest and compensating balance benefits to the commodity brokers from assets held thereby; and

     * if the general partner does not receive any direct compensation from the partnership for its services as general partner, the risks incurred by the general partner as general partner of the partnership;

     Each customer agreement sets forth a standard of liability for the commodity broker and provides for indemnities of the commodity broker. See "Fiduciary Responsibility and Liability" on page 15.

                          INDEPENDENT AUDITORS' REPORT

To the Limited Partners and the General Partner:

     We have audited the accompanying statements of financial condition of Morgan Stanley Dean Witter Spectrum Commodity L.P.(formerly, Morgan Stanley Tangible Asset Fund L.P.) (the "Partnership") as of December 31, 1999 and 1998 and the related statements of operations, changes in partners' capital, and cash flows for the year ended December 31, 1999 and the period from January 2, 1998 through December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Morgan Stanley Tangible Asset Fund L.P. at December 31, 1999 and 1998 and the results of its operations and its cash flows for the year ended December 31, 1999 and the period from January 2, 1998 to December 31, 1998 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

February 7, 2000
New York, New York

               MORGAN STANLEY DEAN WITTER SPECTRUM COMMODITY L.P.
              (FORMERLY, MORGAN STANLEY TANGIBLE ASSET FUND L.P.)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                              DECEMBER 31,
                                                      MARCH 31,       -----------------------------
                                                        2000             1999             1998
                                                     ------------     ------------     ------------
                                                          $                $                $
                                                     (UNAUDITED)
ASSETS
Equity in futures interests trading accounts:
  Cash...........................................     23,480,160       23,430,137       26,519,891
  Unrealized gain (loss) on open contracts:
     Net unrealized gain (loss) on open contracts
       (Morgan Stanley International)............        (94,573)         643,258         (134,255)
     Net unrealized loss on open contracts
       (Morgan Stanley)..........................       (461,517)        (100,830)        (501,388)
                                                      ----------       ----------       ----------
       Unrealized gain (loss) on open
       contracts.................................       (556,090)         542,428         (635,643)
                                                      ----------       ----------       ----------
     Total Trading Equity........................     22,924,070       23,972,565       25,884,248
Interest receivable (Morgan Stanley).............         85,776           76,192           78,722
Subscriptions receivable.........................         85,600          --               --
                                                      ----------       ----------       ----------
     Total Assets................................     23,095,446       24,048,757       25,962,970
                                                      ----------       ----------       ----------
                                                      ----------       ----------       ----------

LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
Redemptions payable..............................        368,850          269,545          895,547
Accrued brokerage fees (Morgan Stanley and Morgan
  Stanley International).........................         68,985           70,827           81,222
Accrued management fees (Morgan Stanley Dean
  Witter Commodities Management).................         47,250           48,511           55,632
Service fees payable (Demeter)...................         18,900           19,404           22,253
                                                      ----------       ----------       ----------
     Total Liabilities...........................        503,985          408,287        1,054,654
                                                      ----------       ----------       ----------
PARTNERS' CAPITAL
  Limited Partners (2,908,338.656, 3,062,471.522,
     and 3,745,069.052 Units, respectively)......     22,259,327       23,310,162       24,622,999
  General Partner (43,395.648 Units)                     332,134          330,308          285,317
                                                      ----------       ----------       ----------
     Total Partners' Capital.....................     22,591,461       23,640,470       24,908,316
                                                      ----------       ----------       ----------
     Total Liabilities and Partners' Capital.....     23,095,446       24,048,757       25,962,970
                                                      ----------       ----------       ----------
                                                      ----------       ----------       ----------
NET ASSET VALUE PER UNIT.........................           7.65             7.61             6.57
                                                      ----------       ----------       ----------
                                                      ----------       ----------       ----------

   The accompanying notes are an integral part of these financial statements.

               MORGAN STANLEY DEAN WITTER SPECTRUM COMMODITY L.P.
              (FORMERLY, MORGAN STANLEY TANGIBLE ASSET FUND L.P.)
                            STATEMENTS OF OPERATIONS

                                                                                       FOR THE PERIOD FROM
                                             FOR THE QUARTERS                            JANUARY 2, 1998
                                                   ENDED               FOR THE YEAR       (COMMENCEMENT
                                                MARCH 31,                  ENDED        OF OPERATIONS) TO
                                       -----------------------------   DECEMBER 31,    DECEMBER 31,
                                           2000            1999            1999              1998
                                       -------------   -------------   -------------   --------------------

                                            $               $                 $                 $
                                       (UNAUDITED)     (UNAUDITED)
REVENUES
  Trading profit (loss):
     Realized........................     1,395,164          34,855       3,003,270         (11,870,063)
     Net change in unrealized........    (1,098,518)        796,011       1,178,071            (635,643)
                                        -----------     -----------     -----------        ------------
       Total Trading Results.........       296,646         830,866       4,181,341         (12,505,706)
  Interest Income (Morgan Stanley)...       256,714         208,595         864,383           1,265,793
                                        -----------     -----------     -----------        ------------
       Total Revenues................       553,360       1,039,461       5,045,724         (11,239,913)
                                        -----------     -----------     -----------        ------------
EXPENSES
  Brokerage fees (Morgan Stanley and
     Morgan Stanley International)...       213,906         215,094         852,484           1,176,024
  Management fees (Morgan Stanley
     Dean Witter Commodities
     Management).....................       146,511         147,325         583,893             805,496
  Service fees (Demeter).............        58,604          58,930         233,558             322,198
                                        -----------     -----------     -----------        ------------
       Total Expenses................       419,021         421,349       1,669,935           2,303,718
                                        -----------     -----------     -----------        ------------
NET INCOME (LOSS)....................       134,339         618,112       3,375,789         (13,543,631)
                                        -----------     -----------     -----------        ------------
                                        -----------     -----------     -----------        ------------
Net Income (Loss) Allocation
  Limited Partners...................       132,513         609,955       3,330,798         (13,398,948)
  General Partner....................         1,826           8,157          44,991            (144,683)
Net Income (Loss) per Unit
  Limited Partners...................           .04             .19            1.04               (3.43)
  General Partner....................           .04             .19            1.04               (3.43)

   The accompanying notes are an integral part of these financial statements.

               MORGAN STANLEY DEAN WITTER SPECTRUM COMMODITY L.P.
              (FORMERLY, MORGAN STANLEY TANGIBLE ASSET FUND L.P.)
                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
      FOR THE QUARTER ENDED MARCH 31, 2000 (UNAUDITED) AND THE YEAR ENDED
                               DECEMBER 31, 1999
    AND FOR THE PERIOD FROM JANUARY 2, 1998 (COMMENCEMENT OF OPERATIONS) TO
                               DECEMBER 31, 1998

                                           UNITS OF
                                          PARTNERSHIP        LIMITED         GENERAL
                                           INTEREST          PARTNERS        PARTNER         TOTAL
                                         -------------     ------------     ---------     -----------

                                                                $               $              $
Partners' Capital, January 2, 1998
  (commencement of operations).........        200.000            1,000         1,000           2,000
Initial Offering.......................  2,573,486.803       25,475,868       259,000      25,734,868
Offering of Units......................  1,665,202.477       15,758,355       170,000      15,928,355
Net Loss...............................       --            (13,398,948)     (144,683)    (13,543,631)
Redemptions............................   (450,424.580)      (3,213,276)       --          (3,213,276)
                                         -------------     ------------     ---------     -----------
Partners' Capital, December 31, 1998...  3,788,464.700       24,622,999       285,317      24,908,316
Net Income.............................       --              3,330,798        44,991       3,375,789
Redemptions............................   (682,597.530)      (4,643,635)       --          (4,643,635)
                                         -------------     ------------     ---------     -----------
Partners' Capital, December 31, 1999...  3,105,867.170       23,310,162       330,308      23,640,470
                                         -------------     ------------     ---------     -----------
Offering of Units......................     11,189.544           85,600        --              85,600
Net Income.............................       --                132,513         1,826         134,339
Redemptions............................   (165,322.410)      (1,268,948)       --          (1,268,948)
                                         -------------     ------------     ---------     -----------
Partners' Capital, March 31, 2000......  2,951,734.304     $ 22,259,327     $ 332,134     $22,591,461
                                         -------------     ------------     ---------     -----------
                                         -------------     ------------     ---------     -----------

   The accompanying notes are an integral part of these financial statements.

               MORGAN STANLEY DEAN WITTER SPECTRUM COMMODITY L.P.
              (FORMERLY, MORGAN STANLEY TANGIBLE ASSET FUND L.P.)
                            STATEMENTS OF CASH FLOWS

                                                                                     FOR THE PERIOD FROM
                                          FOR THE QUARTERS                             JANUARY 2, 1998
                                               ENDED                FOR THE YEAR        (COMMENCEMENT
                                             MARCH 31,                  ENDED         OF OPERATIONS) TO
                                    ----------------------------    DECEMBER 31,     DECEMBER 31,
                                        2000            1999            1999               1998
                                    ------------    ------------    -------------    --------------------
                                         $               $               $                     $
                                    (UNAUDITED)     (UNAUDITED)

CASH FLOWS FROM OPERATING
  ACTIVITIES
Net income (loss)................       134,339         618,112        3,375,789          (13,543,631)
Noncash item included in net
  income (loss):
  Net change in unrealized.......     1,098,518        (796,011)      (1,178,071)             635,643
(Increase) decrease in operating
  assets:
  Interest receivable (Morgan
  Stanley).......................        (9,584)          8,305            2,530              (78,722)
Increase (decrease) in operating
  liabilities:
  Accrued brokerage fees (Morgan
     Stanley and Morgan Stanley
     International)..............        (1,842)        (13,928)         (10,395)              81,222
  Accrued management fee (Morgan
     Stanley Dean Witter
     Commodities Management......        (1,261)         (9,540)          (7,121)              55,632
  Service fee payable
  (Demeter)......................          (504)         (3,816)          (2,849)              22,253
                                    ------------    ------------     -----------         ------------
Net cash provided by (used for)
  operating activities...........     1,219,666        (196,878)       2,179,883          (12,827,603)
                                    ------------    ------------     -----------         ------------

CASH FLOWS FROM FINANCING
  ACTIVITIES
Increase (decrease) in
  redemptions payable............        99,305        (509,401)        (626,002)             895,547
Offering of units................        85,600         --               --                15,928,355
Increase (decrease) in
  subscriptions receivable.......       (85,600)        --               --                25,736,868
Redemptions of units.............    (1,268,948)     (1,868,777)      (4,643,635)          (3,213,276)
                                    ------------    ------------     -----------         ------------
Net cash provided by (used for)
  financing activities...........    (1,169,643)     (2,378,178)      (5,269,637)          39,347,494
                                    ------------    ------------     -----------         ------------

Net increase (decrease) in
  cash...........................        50,023      (2,575,056)      (3,089,754)          26,519,891
Balance at beginning of period...    23,430,137      26,519,891       26,519,891            --
                                    ------------    ------------     -----------         ------------
Balance at end of period.........    23,480,160      23,944,835       23,430,137           26,519,891
                                    ------------    ------------     -----------         ------------
                                    ------------    ------------     -----------         ------------

   The accompanying notes are an integral part of these financial statements.

               MORGAN STANLEY DEAN WITTER SPECTRUM COMMODITY L.P.
               (FORMERLY MORGAN STANLEY TANGIBLE ASSET FUND L.P.)
                         NOTES TO FINANCIAL STATEMENTS
                (INFORMATION WITH RESPECT TO 2000 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION -- Morgan Stanley Dean Witter Spectrum Commodity L.P. (formerly, Morgan Stanley Tangible Asset L.P.) (the "Partnership") is a limited partnership organized to engage primarily in speculative trading of futures contracts in metals, energy and agricultural markets, (collectively, "futures interests"). The Partnership's general partner is Demeter Management Corporation ("Demeter"). The commodity brokers are Morgan Stanley & Co. Incorporated and Morgan Stanley & Co. International Limited, (collectively, the "Commodity Brokers"). The trading advisor is Morgan Stanley Dean Witter Commodities Management, Inc. Morgan Stanley Dean Witter Commodities Management, the commodity brokers and Demeter are wholly-owned subsidiaries of Morgan Stanley Dean Witter & Co.

     Demeter is required to maintain a 1% minimum interest in the equity of the Partnership and income (losses) are shared by the General and Limited Partners based upon their proportional ownership interests.

     USE OF ESTIMATES -- The financial statements are prepared in accordance with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

     The unaudited interim financial statements contained herein include, in the opinion of management, all of the adjustments necessary for a fair presentation of the results of operations and financial condition of the Partnership. These financial statements should be read in conjunction with the Partnership's December 31, 1999 annual report on Form 10-K.

     REVENUE RECOGNITION -- Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net changes in unrealized gains and losses is reflected in the change in unrealized profit (loss) on open contracts from one period to the next in the statements of operations. Morgan Stanley credits the Partnership at each month-end with interest income as if 80% of the Partnership's average daily "Net Assets" for the month, as defined in the Limited Partnership Agreement, were invested at a rate based on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies due the Partnership on futures interests, but not actually received.

     NET INCOME (LOSS) PER UNIT -- Net income (loss) per unit of limited partnership interest is computed using the weighted average number of units outstanding during the period.

     EQUITY IN FUTURES INTERESTS TRADING ACCOUNTS -- The Partnerships' asset "Equity in futures interests trading accounts," reflected in the statements of financial condition, consists of (A) cash on deposit with the Commodity Brokers to be used as margin for trading; and (B) net unrealized gains or losses on open contracts, which are valued at market, and calculated as the difference between original contract value and market value.

     The Partnership, in the normal course of business, enters into various contracts with MS & Co. and MSIL, acting as its commodity brokers. Pursuant to brokerage arrangements with MS & Co. and MSIL, to the extent that such trading results in receivables from and payables to MS & Co. and MSIL, these receivables and payables are offset and reported as a net receivable from or payable to MS
& Co. and MSIL.

     BROKERAGE AND RELATED TRANSACTION FEES AND COSTS -- Brokerage fees are accrued at a monthly rate of 1/12 of 3.65% of the Net Assets as of the first day of each month (a 3.65% annual rate). Such fees cover all costs of executing trades by the Partnership, including floor brokerage fees, exchange fees, clearing house fees, NFA fees, "give-ups" or transfer fees and any costs associated with taking delivery of commodities.

     SERVICE FEE -- The Partnership pays Demeter a monthly service fee equal to 1/12 of 1% per month (a 1% annual rate) of the Partnership's Net Assets as of the first day of each month.

     OPERATING EXPENSES -- The Partnership incurs monthly management fees and may incur incentive fees as described in Note 2. All administrative expenses are borne by Demeter.

     INCOME TAXES -- No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of the Partnership's revenues and expenses for income tax purposes.

     DISTRIBUTIONS -- Distributions, other than on redemption of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

     OFFERING OF UNITS -- Units were offered to the public at a price equal to 100% of the net asset value as of the close of business on the last day of the month immediately preceding the four closings held on January 2, February 2, March 2 and April 1, 1998.

     The Partnership, Demeter, Morgan Stanley Dean Witter Commodities Management and Dean Witter, the selling agent and an affiliate of Demeter, extended the Offering Period for those Units already registered with the SEC but still unsold, until October 16, 1998. The remaining unsold Units were offered to the public at a price equal to 100% of the Net Asset Value as of the close of business on the last day of the month immediately preceding the three closings held on August 3, September 1, and October 1, 1998.

     REDEMPTIONS -- Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit effective as of the last day of the sixth month following the closing at which a person first becomes a Limited Partner, upon five business days advance notice by redemption form to Demeter. Thereafter, units may be redeemed as of the end of any month upon five business days advance notice by redemption form to Demeter. However, any units redeemed at or prior to the last day of the twelfth month after such units were purchased were subject to a redemption charge equal to 2% of the Net Asset Value of a unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value per Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge. Limited Partners who obtained their Units via an exchange from another Dean Witter-sponsored commodity pool were not subject to the six month holding period or the redemption charges.

     DISSOLUTION OF THE PARTNERSHIP -- The Partnership will terminate on December 31, 2027 or at an earlier date if certain conditions occur as defined in the Partnership's Limited Partnership Agreement.

2.  RELATED PARTY TRANSACTIONS

     The Partnership pays brokerage fees to the Commodity Brokers and a service fee to Demeter as described in Note 1. The Partnership's cash is on deposit with the Commodity Brokers in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley pays interest on these funds as described in Note 1.

     Demeter, on behalf of the Partnership and itself entered into a Management Agreement with Morgan Stanley Dean Witter Commodities Management whereby Morgan Stanley Dean Witter Commodities Management makes all trading decisions for the Partnership. Compensation to Morgan Stanley Dean Witter Commodities Management by the Partnership consists of a management fee and an incentive fee as follows:

     MANAGEMENT FEE -- The management fee is accrued at the rate of 5/24 of 1% of the Net Assets on the first day of each month (a 2.5% annual rate).

     INCENTIVE FEE -- The Partnership will pay an annual incentive fee equal to 20% of trading profits as of the end of each calendar year. Trading profits represent the amount by which profits from futures trading exceed losses, after brokerage and management fees have been paid. Such incentive fee is accrued in each month in which trading profits occur. In those months in which trading profits are negative, previous accruals, if any, during the incentive period will be reduced. Any accrued incentive fees with respect to Units redeemed at the end of a month that is not the end of a calendar year will be deducted and paid to Morgan Stanley Dean Witter Commodities Management at the time of such redemption.

3.  FINANCIAL INSTRUMENTS

     The Partnership trades futures contracts in metals, energy and agricultural markets. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the market value of these contracts, including interest rate volatility.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" effective for fiscal years beginning after June 15, 1999. The issuance of SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS
No. 133," defers the required implementation of SFAS No. 133 until fiscal years beginning after June 15, 2000. However, the Partnership has elected to adopt the provisions of SFAS No. 133 beginning with the fiscal year that ended
December 31, 1998. SFAS No. 133 supersedes SFAS No. 119 and No. 105, which required the disclosure of average aggregate fair values and contract/ notional values, respectively, of derivative financial instruments for an entity which carries its assets at fair value. The application of SFAS No. 133 does not have a significant effect on the Partnership's financial statements.

     The net unrealized gain (loss) on open contracts is reported as a component of "Equity in futures interests trading accounts" on the statements of financial condition and totaled $(556,090), $542,428, and $(635,643) at March 31, 2000,
December 31, 1999, and December 31, 1998 respectively.

     The $556,090 net unrealized loss on open contracts at March 31, 2000, the $542,428 net unrealized gain on open contracts at December 31, 1999, and the $(635,643) net unrealized loss on open contracts at December 31, 1998, were related to exchange-traded futures contracts that mature through April 2000, April 2000, and June 1999, respectively.

     The Partnership also has credit risk because Morgan Stanley and Morgan Stanley International act as the futures commission merchants or the counterparties with respect to most of the Partnership's assets. Exchange-traded futures contracts are marked to market on a daily basis, with variations in value settled on a daily basis. Each of Morgan Stanley and Morgan Stanley International, as a futures commission merchant for the Partnership's exchange-traded futures contracts, are required, pursuant to regulations of the Commodity Futures Trading Commission to segregate from their own assets, and for the sole benefit of their commodity customers, all funds held by them with respect to exchange-traded futures contracts, including an amount equal to the net unrealized gain on all open futures contracts, which funds, in the aggregate, totaled $22,924,070, $23,972,565, and $25,884,248 at March 31, 2000,
December 31, 1999, and December 31, 1998, respectively.

4.  LEGAL MATTERS

     The class actions first filed in 1996 in California and in New York State courts were each dismissed in 1999. On September 6, 10, and 20, 1996 and on March 13, 1997, similar purported class actions were filed in the Superior Court of the State of California, County of Los Angeles, on behalf of all purchasers of interests in limited partnership commodity pools sold by Dean Witter. Named defendants include Dean Witter, Demeter, Dean Witter Futures & Currency Management

Inc., Morgan Stanley Dean Witter & Co. (all such parties referred to hereafter as the "Dean Witter Parties"), certain limited partnership commodity pools of which Demeter is the general partner, and certain trading advisors to those pools. On June 16, 1997, the plaintiffs in the above actions filed a consolidated amended complaint, alleging, among other things, that the defendants committed fraud, deceit, negligent misrepresentation, various violations of the California Corporations Code, intentional and negligent breach of fiduciary duty, fraudulent and unfair business practices, unjust enrichment, and conversion in the sale and operation of the various limited partnership commodity pools. The court entered an order denying class certification on August 24, 1999. On September 24, 1999, the court entered an order dismissing the case without prejudice on consent. Similar purported class actions were also filed on September 18 and 20, 1996, in the Supreme Court of the State of New York, New York County, and on November 14, 1996 in the Superior Court of the State of Delaware, New Castle County against the Dean Witter Parties and certain trading advisors on behalf of all purchasers of interests in various limited partnership commodity pools sold by Dean Witter. A consolidated and amended complaint in the action pending in the Supreme Court of the State of New York was filed on August 13, 1997, alleging that the defendants committed fraud, breach of fiduciary duty, and negligent misrepresentation in the sale and operation of the various limited partnership commodity pools. The New York Supreme Court dismissed the New York action in November 1998, but granted plaintiffs leave to file an amended complaint, which they did in early December 1998. The defendants filed a motion to dismiss the amended complaint with prejudice on February 1, 1999. By decision dated December 21, 1999, the New York Supreme Court dismissed the case with prejudice.

     In addition, on December 16, 1997, upon motion of the plaintiffs, the action pending in the Superior Court of the State of Delaware was voluntarily dismissed without prejudice.

5. SUBSEQUENT EVENTS (UNAUDITED)

     Effective March 1, 2000, Spectrum Commodity pays brokerage fees accrued at a monthly rate of 1/12 of 4.60% of the Net Assets as of the first day of each month (a 4.60% annual rate) and does not pay any Service Fee, representing a net reduction in fees of 0.05%.

     Effective March 1, 2000, Dean Witter, not Morgan Stanley, acts as the Partnership's non-clearing commodity broker, and as such, holds the Partnership's funds in customer segregated or secured accounts, and provides all required margin funds to the clearing commodity brokers. Additionaly, Dean Witter credits the Partnership at each month-end with interest income as if 80% of the Partnership's average daily "Net Assets" for the month, as defined in the Limited Partnership Agreement, were invested at a rate based on U.S. Treasury bills. Morgan Stanley and Morgan Stanley International continue to act as the Partnership's clearing commodity brokers.

     On March 3, 2000, the plaintiff in the New York action referred to in
Note 4 above filed an appeal of the order dismissing the consolidated complaint.

     Effective March 7, 2000, the Partnership was renamed Morgan Stanley Dean Witter Spectrum Commodity L.P.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
  Demeter Management Corporation

We have audited the accompanying statements of financial condition of Demeter Management Corporation (the "Company"), a wholly-owned subsidiary of Morgan Stanley Dean Witter & Co., as of November 30, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of financial condition presentation. We believe that our audits of the statements of financial condition provide a reasonable basis for our opinion.

In our opinion, such statements of financial condition present fairly, in all material respects, the financial position of Demeter Management Corporation at November 30, 1999 and 1998 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

January 21, 2000
New York, New York

                         DEMETER MANAGEMENT CORPORATION
         (WHOLLY-OWNED SUBSIDIARY OF MORGAN STANLEY DEAN WITTER & CO.)

                       STATEMENTS OF FINANCIAL CONDITION

                                                                          NOVEMBER 30,
                                                 FEBRUARY 29,     -----------------------------
                                                     2000             1999             1998
                                                 ------------     ------------     ------------
                                                      $
                                                 (UNAUDITED)           $                $
ASSETS
Investments in affiliated partnerships (Note
  2)                                               17,997,295       17,825,316       16,959,248
Income taxes receivable                               337,254          803,778          708,505
Receivable from affiliated partnerships                20,798           20,428           25,716
                                                 ------------     ------------     ------------
Total Assets                                       18,355,347       18,649,522       17,693,469
                                                 ------------     ------------     ------------
                                                 ------------     ------------     ------------

LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:
  Payable to Morgan Stanley
     Dean Witter & Co.                             12,676,196       13,033,208       11,648,971
  Accrued expenses                                      9,117           29,293           62,198
                                                 ------------     ------------     ------------
     Total Liabilities                             12,685,313       13,062,501       11,711,169
                                                 ------------     ------------     ------------

STOCKHOLDER'S EQUITY:
  Common stock, no par value:
     Authorized 1,000 shares; Issued and
       outstanding 100 shares at stated value
       of $500 per share                               50,000           50,000           50,000
  Additional paid-in capital                      123,170,000      123,170,000      111,170,000
  Retained earnings                                 5,520,034        5,437,021        5,832,300
                                                 ------------     ------------     ------------
                                                  128,740,034      128,657,021      117,052,300
  Less: Notes receivable from Morgan Stanley
     Dean Witter & Co.                           (123,070,000)    (123,070,000)    (111,070,000)
                                                 ------------     ------------     ------------

     Total Stockholder's Equity                     5,670,034        5,587,021        5,982,300
                                                 ------------     ------------     ------------

     Total Liabilities and Stockholder's
       Equity                                      18,355,347       18,649,522       17,693,469
                                                 ------------     ------------     ------------
                                                 ------------     ------------     ------------

   The accompanying notes are an integral part of these financial statements.

                         DEMETER MANAGEMENT CORPORATION
         (WHOLLY-OWNED SUBSIDIARY OF MORGAN STANLEY DEAN WITTER & CO.)
                   NOTES TO STATEMENTS OF FINANCIAL CONDITION
                (INFORMATION WITH RESPECT TO 2000 IS UNAUDITED)

1. INTRODUCTION AND BASIS OF PRESENTATION

     Demeter Management Corporation ("Demeter") is a wholly-owned subsidiary of Morgan Stanley Dean Witter & Co. Effective February 19, 1998 Morgan Stanley, Dean Witter, Discover & Co. changed its corporate name to Morgan Stanley Dean Witter & Co.

     Demeter manages the following commodity pools as sole general partner: Dean Witter Cornerstone Fund II, Dean Witter Cornerstone Fund III, Dean Witter Cornerstone Fund IV, Columbia Futures Fund, Dean Witter Diversified Futures Fund Limited Partnership, Dean Witter Diversified Futures Fund II L.P., Dean Witter Diversified Futures Fund III L.P., Dean Witter Multi-Market Portfolio L.P., Dean Witter Principal Plus Fund L.P., Dean Witter Principal Plus Fund Management L.P., Dean Witter Portfolio Strategy Fund L.P., Dean Witter Global Perspective Portfolio L.P., Dean Witter World Currency Fund L.P., Dean Witter Institutional Account II L.P., DWFCM International Access Fund L.P., Morgan Stanley Dean Witter Spectrum Global Balanced L.P., Morgan Stanley Dean Witter Spectrum Strategic L.P., Morgan Stanley Dean Witter Spectrum Technical L.P., Morgan Stanley Dean Witter Spectrum Select L.P., Morgan Stanley Tangible Asset Fund L.P., Morgan Stanley Dean Witter/Chesapeake L.P., DWR Institutional Balanced Portfolio Account III L.P., Morgan Stanley Dean Witter/JWH Futures Fund L.P., Morgan Stanley Dean Witter/Market Street Futures Fund L.P., Morgan Stanley Dean Witter Charter Graham L.P., Morgan Stanley Dean Witter Charter Millburn L.P., and Morgan Stanley Dean Witter Charter Welton L.P.

     Each of the commodity pools is a limited partnership organized to engage in the speculative trading of commodity futures contracts, forward contracts on foreign currencies and other commodity interests.

     The financial statements are prepared in accordance with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from these estimates.

     The unaudited interim statement of financial condition contained herein includes, in the opinion of management, all adjustments necessary for a fair presentation of the statement of financial condition of Demeter.

     On July 31, 1997, Demeter entered into a limited partnership agreement as general partner in Morgan Stanley Tangible Asset Fund L.P. On November 4, 1997, Morgan Stanley Tangible Asset Fund L.P. registered with the Securities and Exchange Commission 5,000,000 units and began trading on January 2, 1998. Units were made available to investors in a public offering that ended March 12, 1998 ("Offering Period"). Subsequently, Morgan Stanley Tangible Asset Fund L.P., Demeter, the trading advisor and Dean Witter Reynolds agreed to extend the Offering Period until no later than October 16, 1998 ("Extended Offering Period"), and offered to the public unsold units remaining at the end of the Offering Period.

     In January of 1998, Demeter entered into a limited partnership agreement as general partner in Morgan Stanley Dean Witter/Market Street Futures Fund, which offers units to investors in a continuing private offering. The fund began trading on October 1, 1998.

     On April 20, 1998, Dean Witter Spectrum Balanced L.P. changed its name to Dean Witter Spectrum Global Balanced L.P. and subsequently on April 30, 1999, changed it to Morgan Stanley Dean Witter Spectrum Global Balanced L.P.

     On April 20, 1998, Dean Witter Select Futures Fund L.P. ("DWSF") changed its name to Dean Witter Spectrum Select L.P. Effective May 1, 1998 Spectrum Select became part of the Spectrum family of funds and consequently revised its fee structure, instituted an exchange provision with other funds in the Spectrum family and is offered to investors in a continuing public offering. On April 30, 1999, DWSF changed its name to Morgan Stanley Dean Witter Spectrum Select L.P.

     On April 30, 1998, Demeter ceased trading activities in Dean Witter Institutional Account II and subsequently distributed its net assets.

     On May 11, 1998, Demeter registered with the SEC 5,000,000 additional units of Dean Witter Spectrum Technical L.P. ("DWST") and 1,500,000 units of Spectrum Select, both of which are being offered to investors in a continuing public offering with previously registered units of the other Spectrum funds. On April 30, 1999, DWST changed its name to Morgan Stanley Dean Witter Spectrum Technical, L.P.

     On July 15, 1998, Demeter entered into a limited partnership agreement as general partner in the Morgan Stanley Dean Witter Charter Series. The three partnerships that comprise the Charter Series are Morgan Stanley Dean Witter Charter Graham L.P., Morgan Stanley Dean Witter Charter Millburn L.P. and Morgan Stanley Dean Witter Charter Welton L.P. On July 29, 1998, the Charter Series individually registered with the SEC 3,000,000 units of Charter Graham, 3,000,000 units of Charter Millburn and 3,000,000 units of Charter Welton to be offered to investors for a limited time in a public offering. Charter Graham, Charter Millburn and Charter Welton each commenced trading on March 1, 1999.

     On September 30, 1998, Demeter ceased trading activities in Dean Witter Institutional Balanced Portfolio Account III, and subsequently distributed its net assets.

     On February 3, 1999, DWR Chesapeake L.P. changed its name to Morgan Stanley Dean Witter/ Chesapeake L.P.

     On February 3, 1999, DWR/JWH Futures Fund L.P. changed its name to Morgan Stanley Dean Witter/JWH Futures Fund L.P.

     On April 30, 1999, Dean Witter Spectrum Strategic L.P. changed its name to Morgan Stanley Dean Witter Spectrum Strategic L.P.

     On March 7, 2000, Morgan Stanley Tangible Asset Fund L.P. changed its name to Morgan Stanley Dean Witter Spectrum Commodity L.P.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INCOME TAXES -- The results of operations of Demeter are included in the consolidated federal income tax return of Morgan Stanley Dean Witter & Co., computed on a separate company basis and due to Morgan Stanley Dean Witter & Co.

3. INVESTMENTS IN AFFILIATED PARTNERSHIPS

     The limited partnership agreement of each commodity pool requires Demeter to maintain a general partnership interest in each partnership, generally in an amount equal to, but not less than 1 percent of the aggregate capital contributed to the partnership by all partners.

     The total assets, liabilities and partners' capital of all the funds managed by Demeter at February 29, 2000, and November 30, 1999 and 1998 were as follows:

                                                                        NOVEMBER 30,
                                          FEBRUARY 29,       ----------------------------------
                                              2000                1999                1998
                                         --------------      --------------      --------------
                                               $                   $                   $
Total assets..........................    1,348,402,633       1,355,594,817       1,316,093,947
Total liabilities.....................       33,756,305          28,406,267          21,644,069
Total partners' capital...............    1,314,646,328       1,327,188,550       1,294,449,878

     Demeter's investments in such limited partnerships are carried at market value.

4. PAYABLE TO MORGAN STANLEY DEAN WITTER & CO.

     The payable to Morgan Stanley Dean Witter & Co. is primarily for amounts due for the purchase of partnership investments, income tax payments made by Morgan Stanley Dean Witter & Co. on behalf of Demeter and the cumulative results of operations.

5. NET WORTH REQUIREMENT

     At February 29, 2000, November 30, 1999, and November 30, 1998, Demeter held non-interest bearing notes from Morgan Stanley Dean Witter & Co. that were payable on demand. These notes were received in connection with additional capital contributions aggregating $123,070,000 at February 29, 2000, $123,070,000 at November 30, 1999, and $111,070,000 at November 30, 1998.

     The limited partnership agreement of each commodity pool requires Demeter to maintain its net worth at an amount not less than 10% of the capital contributions by all partners in each pool in which Demeter is the general partner (15% if the capital contributions to any partnership are less than $2,500,000, or $250,000, whichever is less).

     In calculating this requirement, Demeter's interests in each limited partnership and any amounts receivable from or payable to such partnerships are excluded from net worth. Notes receivable from Morgan Stanley Dean Witter & Co. are included in net worth for purposes of this calculation.

6. LITIGATION

     The class actions first filed in 1996 in California and in New York State courts were each dismissed in 1999. On September 6, 10, and 20, 1996, and on March 13, 1997, similar purported class actions were filed in the Superior Court of the State of California, County of Los Angeles, on behalf of all purchasers of interests in limited partnership commodity pools sold by Dean Witter. Named defendants include Dean Witter, Demeter, Dean Witter Futures & Currency Management Inc., Morgan Stanley Dean Witter & Co. (all such parties referred to hereafter as the "Morgan Stanley Dean Witter Parties"), certain limited partnership commodity pools of which Demeter is the general partner, and certain trading advisors to those pools. On June 16, 1997, the plaintiffs in the above actions filed a consolidated amended complaint alleging, among other things, that the defendants committed fraud, deceit, negligent misrepresentation, various violations of the California Corporations Code, intentional and negligent breach of fiduciary duty, fraudulent and unfair business practices, unjust enrichment, and conversion in the sale and operation of the various limited partnership commodity pools. The court entered an order denying class certification on August 24, 1999. On September 24, 1999, the court entered an order dismissing the case without prejudice on consent. Similar purported class actions were also filed on September 18 and 20, 1996 in the Supreme Court of the State of New York, New York County, and on November 14, 1996 in the Superior Court of the State of Delaware, New Castle County, against the Morgan Stanley Dean Witter Parties and certain trading advisors on behalf of all purchasers of interests in various limited partnership commodity pools sold by Dean Witter. A consolidated and amended complaint in the action pending in the Supreme Court of the State of New York was filed on August 13, 1997, alleging that the defendants committed fraud, breach of fiduciary duty, and negligent misrepresentation in the sale and operation of the various limited partnership commodity pools. The New York Supreme Court dismissed the New York action in November 1998, but granted plaintiffs leave to file an amended complaint, which they did in early December 1998. The defendants filed a motion to dismiss the amended complaint with prejudice on February 1, 1999. By decision dated December 21, 1999, the New York Supreme Court dismissed the case with prejudice.

     In addition on December 16, 1997, upon motion of the plaintiffs, the action pending in the Superior Court of the State of Delaware was voluntarily dismissed without prejudice.

7. SUBSEQUENT EVENT (UNAUDITED)

     On March 3, 2000, the plaintiffs in the New York action referred to in Note 6 above filed an appeal of the order dismissing the consolidated complaint.

               MORGAN STANLEY DEAN WITTER SPECTRUM CURRENCY L.P.
               MORGAN STANLEY DEAN WITTER SPECTRUM COMMODITY L.P.
                  SUPPLEMENT TO PROSPECTUS DATED MARCH 6, 2000


     The Prospectus dated March 6, 2000 is supplemented by a supplement dated June 22, 2000. You should read the supplement together with the prospectus.

June 22, 2000